PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Post-Qualification Amendment No. 5

File No. 024-11954

Explanatory Note

This Post-Qualification Amendment No. 5 further amends Robot Cache US Inc.’s offering statement on Form 1-A, Post-Qualification Amendment No. 4 having been filed on April 17, 2023.

ITEM 1.

COVER PAGE OF OFFERING CIRCULAR

Post-Qualification Amendment No. 5 Offering Circular (Subject to Completion)	June 23, 2023

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the date as of which the Amended Offering Statement (as defined below) has been qualified by the Commission.

Robot Cache US Inc.

4330 La Jolla Village Drive, Suite 200

San Diego, California 92122

+1.858.252.4001

RobotCache.com (the contents of which do not constitute part of this Offering Circular)

Up to 27,500,000 Shares of Common Stock,
including up to 2,500,000 Bonus Shares

Aggregate Offering Price: $25,000,000

Minimum Investment: $1,000 (1,000 Shares)

Robot Cache US Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), is conducting a Regulation A Tier 2 offering (this “Offering”) of shares (each, a “Share”), par value $0.001 per Share, of our common stock (the “Common Stock”), subject to the conditions set forth in “Securities Being Offered.” The number of Shares covered by this Offering is 27,500,000, consisting of (i) up to 25,000,000 Shares that we are offering for sale to investors, at a fixed price of $1.00 per Share (the “Offering Price”), and (ii) up to 2,500,000 Shares, representing Bonus Shares, as defined and described below. The minimum purchase per investor is $1,000.00 (1,000 Shares). Additional purchases may be made in multiples of $500.00 (500 Shares). No investor will be entitled to a fractional Share. If the purchase price paid, divided by the Offering Price, results in a number of Shares that is not a whole number, the number of Shares to which the investor is entitled will be rounded down to the nearest whole number.

This Offering, which is not subject to the sale of any minimum number of Shares, is being conducted on a “best efforts” basis through StartEngine Primary LLC, a Delaware limited liability company (“StartEngine Primary”), which is a registered broker-dealer admitted to membership in Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (the “SIPC”). StartEngine Primary will be paid (i) as described in further detail below, a brokerage commission, in cash, equal to 7.5% of the aggregate Offering Price of all Shares sold in this Offering and (ii) an “advance fee” of $15,000, before the commencement of this Offering, for out-of-pocket accountable expenses. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales.

In addition to, and in conjunction with, the 25,000,000 Shares offered for sale to investors in this Offering by the Company, the Company is offering investors up to 2,500,000 Shares as bonus shares (“Bonus Shares”), in each case depending on, and determined on the basis of, a given investor’s investment level. No additional consideration will be received by the Company for its issuance of Bonus Shares, and it will absorb all costs of the Bonus Shares’ issuance. See “Plan of Distribution” for further details.

Sales of the Shares were initially scheduled to commence within two calendar days after September 30, 2022 (the “Initial Qualification Date”), the date as of which the Commission qualified the offering statement (the “Initial Offering Statement”) related to an earlier version of this offering circular. On the same date, the Commission filed a complaint against certain third parties, as described in “Summary of Offering – Recent Development,” and commencement of this Offering was paused to give StartEngine Primary an opportunity to review the relationship between the Company and one of the parties named in the complaint. Additionally, the Commission staff thereafter asked the Company to submit a post-qualification amendment of the Initial Offering Statement as to matters related to that relationship. Consequently, sales of the Shares did not commence when initially scheduled but will commence within two calendar days after the date (the “Amendment Qualification Date”) as of which the Commission qualifies the amended offering statement (the “Amended Offering Statement”) related to this offering circular (this “Offering Circular”). The Shares are being offered for sale on a continuous basis, pursuant to Rule 251(d)(3)(i)(F) of Regulation A (“Regulation A”) under the Securities Act of 1933 (the “Securities Act”), until the earliest of (i) the 180th day after the Amendment Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Shares offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold and the amount of capital raised. If we sell all of the 25,000,000 Shares that we are offering for sale, our gross proceeds will be $25,000,000. All funds raised will become available to us and will be used as described under “Use of Proceeds.” Investors are advised that unless their subscriptions are rejected, they will not be entitled to a return of their subscription funds and could lose their entire investment.

If any subscriptions are rejected, the associated sale proceeds will be returned to the related investors, without interest. Otherwise, because this Offering is not conditioned on the sale of any minimum number of Shares, proceeds from the sale of Shares will be retained by the Company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

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THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public			Underwriting Discount and Commissions(1)		Proceeds to the Company(2)		Proceeds to Other Persons
Per Share, as to each Share sold in this Offering:		$1.00	(3)		$0.040		$0.960		$0.00
StartEngine Primary processing fee per Share(4)		$0.035		$		$		$
Price per Share plus processing fee		$1.035		$		$		$
Total minimum:	$	N/A		$	N/A	$	N/A	$	N/A
Total maximum with processing fee(5):		$25,875,000			$1,000,000		$23,125,000		$0.00

(1)	The Company has engaged (i) StartEngine Primary to act as an underwriter of this Offering, as set forth in “Plan of Distribution,” and (ii) StartEngine Primary’s affiliate StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”) to perform administrative and technology-related functions in connection with this Offering. The Shares are being offered on a “best efforts” basis through StartEngine Primary. Under the posting agreement that documents the engagement, StartEngine Primary will be paid a cash commission equal to 7.5% of the aggregate Offering Price of all Shares sold to investors in this Offering. The cash commission, which is potentially $1,875,000, will in turn be broken out between (i) a 4.0% distribution fee, to be paid entirely by the Company, and (ii) a 3.5% processing fee, to be paid (A) by each investor, up to a maximum of $700 per investor, on the first $20,000 of the investor’s Share purchase and (B) by the Company on that portion, if any, of the investor’s purchase that exceeds $20,000. The Company has also paid StartEngine Primary a $15,000 “advance fee” for out-of-pocket accountable expenses anticipated, before commencement of this Offering, to be incurred by StartEngine Primary, which will return to the Company any unused portion of the advance fee corresponding to expenses that StartEngine Primary does not actually incur. FINRA fees are to be paid by the Company. The figures in the column captioned “Underwriting Discounts and Commissions” do not include processing fees paid directly to StartEngine Primary by investors. We may be required to indemnify StartEngine Primary and possibly other parties with respect to disclosures made in this Offering Circular. We reserve the right, in connection with this Offering, to enter into posting agreements with equity crowdfunding firms not associated with FINRA member firms, for which we may pay non-contingent fees as compensation. See “Plan of Distribution” in this Offering Circular for details regarding the compensation payable to third-parties in connection with this Offering.

(2)	The amounts shown in the column captioned “Proceeds to the Company” do not reflect deductions for our organization and offering costs, which include legal, accounting, printing, due diligence, marketing, consulting, referral fees, selling and other costs incurred in this Offering. See “Use of Proceeds” and “Plan of Distribution” in this Offering Circular for details.

(3)	Does not include any applicable effective per-Share discount that would result from the issuance of Bonus Shares. For details of the effective discounts under different scenarios, see “Plan of Distribution” In this Offering Circular.

(4)	Except to the extent described in footnote (1) above, each investor will be required to pay StartEngine Primary, directly, a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription. See “Plan of Distribution” in this Offering Circular for additional information on the processing fee. If this Offering is fully subscribed, investors (and, if applicable, the Company) will pay StartEngine Primary processing fees totaling $875,000. (The 3.5% processing fee to be paid by investors (and, if applicable, by the Company) is separate from the 4.0% distribution fee to be paid to StartEngine Primary solely by the Company, as described in footnote (1) above.)

(5)	The table entry for “Total Maximum with processing fee” under the column captioned “Price to Public” assumes that 100% of the processing fees will be paid by investors, and none will be paid by the Company (which is equivalent to assuming that no individual investor will subscribe for Shares with an offering price of more than $20,000). The table entry for “Total Maximum with processing fee” under the column captioned “Proceeds to the Company” assumes to the contrary, for the sake of being conservative in the determination of proceeds to the Company, that the obligation to pay StartEngine Primary’s 7.5% cash commission will be borne entirely by the Company and not, in part, by the investors.

The Company expects to pay approximately $139,000 in other Offering expenses, not including commissions or state filing fees.

THE OFFERING AND SALE OF THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES. THE SHARES ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS. THE SHARES MAY BE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH STATE LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SHARES HAVE BEEN NEITHER APPROVED NOR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The Company is an early-stage company. As of the date of this Offering Circular, no public market exists for the Shares, and no such public market may ever develop. If it does, it may not be sustained. Although we are considering whether to apply to list on a stock exchange or other trading platform, the Shares sold in this Offering (our Common Stock) are not currently traded on any exchange or on the over-the-counter market, and we can provide no assurance that they will ever be quoted on a stock exchange or a quotation service. We anticipate that proceeds from this Offering will be employed as outlined in the “Use of Proceeds” and “Description of Business” sections of this Offering Circular. For more information on the Shares, see “Securities Being Offered.”

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

This Offering Circular follows the offering circular disclosure format of Part II of Form 1-A.

Offering Circular Dated                        , 2023

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Implications of being an Emerging Growth Company

As an issuer (1) that had less than $1.07 billion in total gross revenues during our last fiscal year and (2) that has neither (A) issued more than $1 billion on non-convertible debt in the past three years nor (B) become a “large accelerated filer,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”), we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). This qualification will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements analyzing how these elements compare with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements;

●	will be exempt from certain executive compensation disclosure provisions requiring a pay for performance graph and CEO pay ratio disclosure; and

●	may present only two years of financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations (or MD&A) disclosure.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act or until such earlier time, if any, as we no longer meet the definition of an emerging growth company. We would no longer be an emerging growth company if our revenues exceeded $1.07 billion; if we issued more than $1.0 billion in nonconvertible debt in a three-year period; or if the Company qualified as a “large accelerated filer” under the as defined in Rule 12b-2 of the Exchange Act.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART, AND ITS USE FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN THE SECURITIES IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE SECURITIES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

ADVICE OF FORWARD-LOOKING STATEMENTS

Certain statements in this Offering Circular constitute forward-looking statements. When used in this Offering Circular, the words “may,” “will,” “should,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “expect,” “continue,” and similar expressions or the negatives thereof are generally intended to identify forward-looking statements.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. Such statements, including the intended actions and performance objectives of the Company, involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of the Company and its development of the Robot Cache Platform (as defined in the “Summary of Offering” section) to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. No representation or warranty is made as to future performance or such forward-looking statements. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectation with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those that we anticipate and that are expressed or implied by the use of such forward-looking statements and, for many reasons, are subject to certain risks. All forward-looking statements in this Offering Circular speak only as of the date of this Offering Circular, based on information available to us (taking into consideration that certain information is unknown or not available to us) as of the date hereof. We assume no obligation, except as required by law, to update any forward-looking statement or information contained in this Offering Circular.

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ITEM 2.

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ITEM 3.

SUMMARY OF OFFERING

This Summary of Offering highlights information contained elsewhere in this Offering Circular and does not contain all of the information you should consider before investing in the Shares. Before making an investment decision, you should read the entire Offering Circular carefully, including the “Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the financial statements and the notes to the financial statements. An investment in the Shares presents substantial risks and you could lose all or substantially all of your investment. Furthermore, although the Company is offering the Shares pursuant to the Securities Act registration exemption afforded by Regulation A, the Company cannot guarantee that this Offering will not later be determined to require registration under the Securities Act and state securities laws. Please refer to page 8 of the “Risk Factors” section for more detail on what such a determination would entail for the Company’s financial performance.

Robot Cache US Inc. is a Delaware corporation formed on January 16, 2018. The business was originally operated through Robot Cache S.L., a Spanish limited liability company (“Robot Cache S.L.”), which is now Robot Cache US Inc.’s wholly owned subsidiary. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” refer to Robot Cache US Inc. and Robot Cache S.L. as a business unit. The Company has developed software to create a personal computer (“PC”) video game distribution platform that permits the distribution of digital PC video game licenses from PC video game publishers (“Publishers”) to persons who play PC video games (“gamers” or “Users”), as well as sales of those licenses from one User to another. The software platform on our e-commerce website offers an “ecosystem” in which visitors may, among other things, purchase PC video game licenses (the “Robot Cache Platform”), play PC video games with friends, and earn virtual game tokens by using their computers to validate blockchain transactions. The Company aims to generate revenues through advertising revenue and through commissions received on games purchased within the Robot Cache Platform, as well as by keeping a portion of the revenue generated by its Users who validate blockchain transactions through the NiceHash marketplace (as further described below). The Robot Cache Platform development has been completed and, as of June 23, 2023, is in live “open beta” testing with 82,928 registered accounts, having been launched in smaller markets in Latin America, Australia, and New Zealand to test various performance metrics.

The Company is hereby offering for sale, on a “best efforts” basis, up to 25,000,000 Shares, subject to the conditions set forth in “Plan of Distribution” and “Securities Being Offered.” As of the date of this Offering Circular, there is no public market for the Company’s securities, and no such public market may ever develop. An investment in the Shares involves a high degree of risk. You should purchase Shares only if you can afford to lose your entire investment (see “Risk Factors” beginning on page 6 of this Offering Circular).

Offers and sales of the Shares will commence within two calendar days after the Amendment Qualification Date. The Company will offer the Shares for sale until the earliest of (i) the 180th day after the Amendment Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Shares offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold and the amount of capital raised. The period during which the Company is offering Shares for sale is referred to in this Offering Circular as the “Offering Period.” During the Offering Period, unless the terms of this Offering are revised, the Company is offering for sale to investors, at $1.00 per Share, up to 25,000,000 Shares with an aggregate Offering Price of $25,000,000 (see “Plan of Distribution”). Unless the Offering Period is terminated earlier in accordance with this Offering Circular, this Offering will end on the date on which the Company has accepted subscriptions for 25,000,000 Shares. During the Offering Period (as it may be extended), investor funds, excluding any interest, will be promptly returned if subscriptions are rejected.

In addition to, and in conjunction with, the 25,000,000 Shares offered for sale to investors in this Offering by the Company, the Company is offering investors up to 2,500,000 Bonus Shares, in each case depending on, and determined on the basis of, a given investor’s investment level. No additional consideration will be received by the Company for its issuance of Bonus Shares, and it will absorb all costs of the Bonus Shares’ issuance. See “Plan of Distribution” for further details.

The minimum purchase per investor is $1,000.00 (1,000 Shares). Additional purchases may be made in multiples of $500.00 (500 Shares). No investor will be entitled to a fractional Share. If the purchase price paid, divided by the Offering Price, results in a number of Shares that is not a whole number, the number of Shares to which the investor is entitled will be rounded down to the nearest whole number.

Tier 2 Reporting Requirements

As the Company is conducting this Offering pursuant to Regulation A Tier 2, the Company will be required to file annual, semiannual, and current reports with the Commission on an ongoing basis.

Recent Developments

After the commencement of the Company’s 2021 Regulation A offering of units representing a combination of Shares and warrants to purchase Shares (the “2021 Offering”), Palm Beach Research Group (“PBRG”) featured the Company in Palm Beach Venture, PBRG’s subscription-only newsletter. On September 30, 2022, which coincided with the Initial Qualification Date, the Commission filed a complaint (Securities and Exchange Commission v. Jonathan William Mikula, et al., 2:22-cv-07096 (C.D. Cal.)) against, among other defendants, Jonathan William Mikula (“Mikula”), who, according to the complaint, served Palm Beach Venture as an author and chief analyst. The complaint alleges that although Mikula promoted the securities offerings of four issuers named in the complaint (but not affiliated with the Company), he did not disclose his receipt of compensation for the promotions.

After learning of the complaint, the Company terminated the professional services agreement it had entered into with Mikula in June 2022 for communications consulting (see Exhibit 6.17 to the Amended Offering Statement) and then initiated contact with the Commission staff to describe the Company’s relationships with PBRG and Mikula. The Commission staff in turn asked the Company to file a post-qualification amendment to the Initial Offering Statement and to submit, to the staff, correspondence describing the relationships. The Company is cooperating with the staff and is not, to the knowledge of the Company’s representatives, under investigation by the Commission.

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RISK FACTORS

Investing in the Shares involves a high degree of risk and many uncertainties. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase the Shares. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occur, our business, results of operations and financial condition may suffer significantly. If and when our Common Stock is approved for quotation on a stock exchange or other trading platform, adverse events such as those described below could cause the trading price of the Shares to decline and could result in your losing all or part of your investment in the Shares. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks associated with the Company and its business model

We depend on key personnel.

The ability of the Robot Cache Platform project team to maintain the competitive position of the Robot Cache Platform depends to a large degree on the services of the Company’s senior management team and managers. The loss or diminution in the services of members of the senior management team or an inability to attract, retain and maintain additional senior management personnel could have a material adverse effect on the Robot Cache Platform. Competition for personnel with relevant expertise is intense because of the small number of qualified individuals, and that competition may seriously affect the Company’s ability to retain its existing senior management and attract additional qualified senior management personnel, which could have a significant adverse impact on the Robot Cache Platform.

The Company may not successfully commercialize the Robot Cache Platform.

The initial version of the Robot Cache Platform has been completed and launched by the Company in Latin America, Australia, and New Zealand and is currently undergoing its “open beta” testing phase. In this phase, the Company may continually refine its technology to address customer feedback. The Company may also continue to make changes to the Robot Cache Platform at any time for any number of legitimate reasons. We cannot provide any assurance that the Robot Cache Platform will meet User expectations at the time of their video game purchases. Furthermore, the software underlying the Robot Cache Platform could experience malfunctions or otherwise fail to be adequately maintained, which may negatively impact the value of the Shares.

Furthermore, if the Company is not successful in its efforts to demonstrate to Publishers and Users Robot Cache Platform’s utility and value, there may not be sufficient demand for Users to commence engaging in transactions in the Robot Cache Platform, and investors could lose some or all of their entire investment.

Because the structure of the Robot Cache Platform is still evolving its business model is subject to potential changes brought on by market conditions and other trends.

The structure of the Robot Cache Platform is still evolving and, depending on market conditions and other trends, may be subject to additional change, including, but not limited to, changes in the revenue-sharing proportions to be split between the Company and Publishers. The Company’s forecasted revenue streams, including product sales, advertising revenue, and mining revenue, are based on the Robot Cache Platform’s current business model. However, market factors (whether foreseen or unforeseen) may materially alter the viability of the Company’s business model and have a negative impact on these revenue streams. Potential investors should be prepared for the Robot Cache Platform to evolve differently from the description in this Offering Circular. We reserve the right, in our sole discretion, to modify how the Robot Cache Platform will operate in order to optimize its development.

The Company may not be able to recoup the monetary advances it pays to the Publishers of certain high-end “AAA” games.

While the Company has been able to secure the rights to well over 900 game titles so far, changing market conditions in the future may call for it to pay monetary advances to secure the rights to certain high-end “AAA” games (high-budget, high-profile games typically produced and distributed by large, well-known Publishers). Typically, though not in all cases, we recoup the monetary advances we pay such Publishers before we are required to pay them additional royalties. Any failure by the Company to sell a sufficient number of games to recoup these monetary advances would negatively impact the Company’s financial performance.

Purchases of securities of startups, including the Company, involve a high degree of risk.

Financial and operating risks confronting startups are significant. The Company is not immune to those risks. The market in which the Company competes is highly competitive, and the percentage of companies that survive and prosper is small. Startups often experience unexpected problems in the areas of product development, marketing, financing, general management and market acceptance, among others, which frequently cannot be solved. In addition, startups may require substantial amounts of financing, which may not be available through institutional private placements, the public markets or otherwise. The Robot Cache Platform represents a new business venture for the Company’s management team. Its past successes do not guarantee future outcomes or the Robot Cache Platform’s long-term success.

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The Company is entering a competitive industry with a clear market leader.

Valve Corporation (“Valve”), which operates a PC video game platform known as “Steam,” has a significant market share of the PC video game market. Valve or another competing platform (e.g., the Epic Games Store) could use the same technology and protocols that will underlie the Robot Cache Platform (by either directly or indirectly reverse-engineering) and could attempt to facilitate services materially similar to those of the Company. Valve or another competing platform could lower its prices to provide the same competitive pricing for Publishers as the Company or could develop a secondary market for PC video games, either of which may make competing with Valve or another platform difficult. Our competition with Valve and other competing platforms could lead to the Company’s being unable to become profitable.

Our ability to build brand awareness in a highly competitive market will significantly impact whether the Robot Cache Platform becomes successful.

We believe that developing and maintaining awareness of the Robot Cache Platform and brand in a cost-effective manner are critical to achieving widespread acceptance of our existing and future services and are important elements in attracting new Users. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Our efforts to build our brand will involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If our efforts to promote and maintain our brand are not successful, we may fail to attract enough new subscribers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

The Robot Cache Platform may not be widely adopted and may have limited Users.

The success of the Robot Cache Platform depends on obtaining, retaining and expanding our total User base and monetizing it by attracting Users. We must convince prospective Users of the benefits of our service and keep them convinced of the value of our service. If we cannot attract and maintain a sufficient number of ongoing Users, the Robot Cache Platform may not be financially successful. It is possible that the Robot Cache Platform will not be used by a large number of Users, which would negatively impact its development and therefore the potential value of the Shares.

The Company’s use of “open source” software could subject the Company to possible litigation.

A portion of the Robot Cache Platform incorporates so-called “open source” software, which is generally licensed by its authors or other third parties. If the Company fails to comply with the licenses’ terms, it may become subject to specified conditions, including requirements that it offer its solutions that incorporate the open source software for no cost, that it make available source code for modifications or derivative works it creates based upon, incorporating or using the open source software, and that it license such modifications or derivative works under the terms of the particular open source license. If an author or other third party that distributes open source software the Company uses were to allege that the Company had not complied with the conditions of one or more of these licenses, the Company could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, including being enjoined from the sale of its solutions that contain the open source software. The Company could be subject to suits by parties claiming ownership of what it believes to be open source software. Litigation could be costly for the Company to defend and could have a negative effect on its operating results and financial condition, requiring it to devote additional research and development resources to change its solutions.

The Robot Cache Platform may be the target of malicious cyberattacks or may contain exploitable flaws in its underlying code, which may result in security breaches.

The Robot Cache Platform’s structural foundation, the open source protocol, the software application and other interfaces or applications built upon the Robot Cache Platform could be subject to malicious cyberattacks. Because the Company cannot ensure that the Robot Cache Platform will be uninterrupted or fully secure at all times, Publishers or Users may be unwilling to access, adopt and utilize it.

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If the Robot Cache Platform’s security is compromised or if it is subjected to attacks that frustrate or thwart Publishers’ or Users’ ability to access it or its products and services, Users may cut back on it or stop using it, and Publishers may stop publishing PC video games on it, altogether, which could seriously curtail interest in it and cause a decline in the market price, if any, of the Shares.

If judicial or regulatory authorities were to conclude that the Company had participated in an unregistered, nonexempt issuance or distribution of securities, the Company’s financial performance might be adversely affected, and it might lose its eligibility to rely, with respect to this Offering, on the Regulation A exemption, in turn resulting in its being required to terminate this Offering prematurely.

To date, the Company has relied on securities registration exemptions under Section 3(a)(9), Section 3(b)(2), and Section 4(a)(2) of the Securities Act (including, in the latter case, Rule 506(b) of Regulation D) for the issuance of securities, including the Shares. The Company cannot ensure that the sale of its securities, including the Shares, will not later be determined to have required registration under the Securities Act and state securities laws. In the event of any such determination, the Company could be held liable to its investors for the price that they paid for those securities, the interest that would have accrued on the purchase price had it been invested elsewhere, and any damages they incurred through the investment. The SEC and state regulatory authorities could also bring enforcement actions against the Company, which might cause the Company to incur monetary and other expenses, as well as result in reputational harm to the Company.

Additionally, any such determination could cause the Company to fail to meet the requirements of Rule 251(b) of Regulation A, thereby resulting in the loss of its eligibility to conduct a Regulation A offering and, in turn, being required to terminate this Offering. Investors should be aware of the potential risks associated with the Company’s loss of eligibility to conduct this Offering.

Failure to comply with federal, state and international privacy and data security laws and regulations, or the expansion of current or the enactment of new privacy and data security laws or regulations, could adversely affect the Company’s business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. Internationally, the European Union’s new General Data Protection Regulation (“GDPR”) went into effect in May 2018; similarly, the California Consumer Privacy Act (“CCPA”) went into effect in June 2018. Existing and prospective laws and regulations related to privacy and data security are evolving and our subject to potentially differing interpretations. Several online companies have incurred penalties for failing to comply with their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by the Company to comply with any data-related consent orders, or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles, including the GDPR and the CCPA, could result in claims, proceedings or actions against the Company by governmental entities or others or other liabilities, any of which could adversely affect the Company’s business.

The Company’s intellectual property rights could be unenforceable or ineffective, and the Company could be subject to claims for intellectual property infringement.

One of the Company’s most valuable assets is its intellectual property. Companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with the Company’s ability to make, use, develop, sell, or market all or portions of its technology, which would make it more difficult for the Company to operate its business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property that competes with the Company’s intellectual property or technology, thereby requiring the Company to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in the Company’s having to significantly increase development efforts and resources to redesign the Robot Cache Platform in order to safeguard the Company’s competitive edge against competitors in the same industry. There is a risk that the Company’s means of protecting its intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect the Company’s business or reputation, financial condition, and/or operating results.

From time to time, the Company may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge the Company to enter into licensing arrangements. In addition, if the Company is determined to have infringed upon a third party’s intellectual property rights, the Company may be required to cease operating its technology, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for the Company’s technology. The Company may also need to file lawsuits to protect its intellectual property rights from infringement from third parties, which could be expensive, and time-consuming; and could distract management’s attention from its core operations.

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The further development and acceptance of blockchain networks, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of blockchain networks would have a materially adverse effect on the successful commercialization and adoption of the Robot Cache Platform.

A portion of the Robot Cache Platform uses blockchain technology for its digital rights management (“DRM”) system and for copy protection. The growth of the blockchain industry, in general, as well as the growth of blockchain networks on which the Robot Cache Platform may rely, is subject to a degree of uncertainty. Factors that affect the development of blockchain networks, include, but are not limited to:

●	worldwide growth in the adoption and use of blockchain technologies;

●	government and quasi-government regulation of blockchain assets and their use and operation of, or restrictions on or regulation of access to, blockchain networks or similar systems;

●	the maintenance and development of the open-source software protocol of blockchain networks;

●	changes in consumer demographics and public tastes and preferences; and

●	general economic conditions and the regulatory environment relating to blockchain.

Unfavorable developments regarding any of the above factors could adversely affect the Company’s business. While the Company has established a mitigation plan to implement a proprietary DRM system, if necessary, there can be no assurances that any such developments will not have substantial adverse impact on the Company’s business.

The prospective regulatory landscape governing blockchain technologies is uncertain. Although the Company uses blockchain technology for the sole purpose of protecting Publishers’ digital assets (i.e., copy-protection and DRM), developments in regulations in the United States or in other jurisdictions may alter the nature of the Company’s business, or restrict the use of blockchain assets or the operation of a blockchain network upon which the Company may rely, in a manner that adversely affects the Company’s business.

The regulation of blockchain technology in the United States and in foreign jurisdictions is in its early stages of development and is subject to unpredictable changes, which may have an adverse impact on the Robot Cache Platform. The regulatory status of blockchain remains unclear or unsettled in many jurisdictions. Legislative and regulatory changes or actions at the local, state, federal, foreign, or international level are difficult to predict and may adversely impact the blockchain technology underlying the Robot Cache Platform.

As blockchain technology has grown in popularity and market size, U.S. legislators and regulators have begun to develop laws and regulations and have, at times, released interpretive guidance governing the blockchain industry. Future actions by legislators and/or regulators that impose restrictions or limitations on blockchain technology could decrease or eliminate the value of the functionality achieved on the Robot Cache Platform.

Various foreign jurisdictions may adopt laws, regulations, or directives that address blockchain technology. Any such laws, regulations, or directives may (i) conflict with those of the United States, (ii) negatively impact the acceptance of blockchain networks inside and outside the United States, or (iii) otherwise negatively affect the functionality and value of the Robot Cache Platform. These changes or new laws, regulations or directives, if any, are impossible to predict, but any such change could be substantial and adverse to the functionality and value of the Robot Cache Platform.

Users could bring a claim against the Company that all of the cryptocurrency that is mined should belong to the Users instead of 15% going to the Company.

The Company offers Users the ability to “opt in” through the mining marketplace NiceHash to a mining pool which validates transactions for third-party digital assets.1 Once a User mining pool has validated a blockchain transaction, the Company is rewarded with bitcoin (through its NiceHash account). In exchange for Users’ mining activities, the Company awards Users “IRON,” the Company’s form of store credit. The net amount of bitcoin received by the Company after the deduction of service fees2 by NiceHash (the “Net Amount”) is split between the Users (for their mining activities) and the Company. Users are awarded 85% of the IRON equivalent of the Net Amount, and the Company retains the remaining 15%. It is possible that Users in the mining pool could commence a legal action against the Company for the 15% of the mining awards retained by the Company. Even if such a case were found to be without merit, resolving the case would consume Company resources in the form of time and money for litigation expenses.

A reduction in User mining activity may occur for any reason, which will negatively impact the Company’s financial performance.

Since the Company retains the equivalent of 15% of the Net Amount, any reduction in User mining will result in reduced Company earnings from mining. Any such reduction could occur for any number of reasons. For example, User mining on the Ethereum blockchain has lessened since Ethereum transitioned from “proof of work” to “proof of stake” in September 2022, as henceforth Users have only been able to mine on Ethereum Classic, Monero Research Lab, and Ravencoin. Similar transitions by other available blockchains to models that result in less mining could in turn result in Users choosing to mine less. For Users who choose to continue to engage in it, mining activity may ultimately not be profitable, depending on their computers’ processing ability, electricity rates, or their country of residence. Critics of cryptocurrency mining also maintain that mining’s computer processing requirements may negatively influence climate change. Blockchain validation technologies are also likely to continue evolving in ways that could reduce mining activity. A reduction in User mining activity for any reason would, at least in the short term, reduce the Company’s revenues and adversely impact its financial performance.

1 See “Item 7. Description of Business” for more information regarding the “opt in” feature.

2 As part of the terms of service agreement between the Company and NiceHash entered into upon the Company’s opening of a NiceHash account, the service fee is between 0.5% and 2% of the total bitcoin earned from User mining, the fees varying on the basis of User mining volume. See the “Mining – Earning IRON” subsection below for more information regarding how the amount of IRON Users ultimately receive reflects the service fee and the Company’s retained bitcoin earned from User mining.

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The Company may hold bitcoin for a limited amount of time in connection with its giving Users the ability to mine for digital currency to purchase games. Since bitcoin is volatile, it is possible that holding bitcoin could result in a loss for the Company.

As noted above, the Company offers its Users the ability to “opt in” through the mining marketplace NiceHash to a mining pool which validates transactions for third-party digital assets. Our Users contribute computational power and mathematical solutions via their computer. Each User earns IRON based on how much the User contributes to the mining pool. For example, if a mining pool validates a blockchain transaction on a particular blockchain or other method whereby the Company is paid in cryptocurrency, each User in the mining pool would receive a pro rata portion, in IRON, of 85% of the Net Amount, based on the amount of computational power the individual User contributed. The Company holds onto the bitcoin that was awarded for the mining activities until the end of every calendar month, at which time the Company exchanges the bitcoin for fiat currency through Coinbase, the Company’s custodian.

The prices of cryptocurrencies such as bitcoin are extremely volatile. Fluctuations in the price of bitcoin could materially and adversely affect the Company. For example, according to CoinMarketCap.com, the price of bitcoin went from $16,719.43 on December 19, 2022 to $26,890.25 on June 19, 2023. The volatility and unpredictability of the price of bitcoin relative to fiat and other currency may result in loss to the Company over a short period of time. It is possible that during the time the Company holds bitcoin, the value of bitcoin will go down, resulting in the Company experiencing a loss.

The loss or destruction of private keys required to access any crypto assets held in custody for our own account may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any crypto assets, it could cause us to experience financial losses.

Crypto assets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the crypto assets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the crypto assets held in such a wallet. To the extent that any of the private keys relating to any hot wallet or cold storage containing crypto assets held for our own account is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the crypto assets held in the related wallet.

Further, we cannot provide assurance that our wallet will not be hacked or compromised. Digital assets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our crypto assets could adversely affect our ability to access or sell our crypto assets, and subject us to financial losses and thus adversely impact our business.

The continuing COVID-19 pandemic could adversely affect our business, financial condition and results of operations.

The global outbreak of the novel strain of the coronavirus known as COVID-19 has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally, resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

The duration and impact of the COVID-19 pandemic is unclear at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments or their impact on our financial results and condition. Thus far, the pandemic has not had a material adverse effect on our business, financial condition and results of operations. Nonetheless, risks, or the public perception of risks, related to the pandemic could yet affect our business adversely. Any such risks could also adversely affect our Users’ financial wherewithal, resulting in reduced spending on the Robot Cache Platform.

Our Certificate of Incorporation includes a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our Certificate of Incorporation requires that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is to be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s by-laws or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act (although our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder). Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This forum selection provision in our Certificate of Incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in our Certificate of Incorporation, a court could rule that such a provision is inapplicable or unenforceable.

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Risks associated with this Offering and the Shares

There is no direct correlation between the Offering Price of the Shares and the Company’s asset value, net worth, earnings, or any other established criteria of value.

The Offering Price of $1.00 per Share has been determined by the management of the Company and bears no direct relationship to the Company’s asset value, net worth, earnings or any other established criteria of value. Therefore, the price of the Shares is not necessarily indicative of the price (if any) at which the Shares may be traded following the consummation of this Offering. Investors purchasing Shares under the incorrect assumption of a direct correlation between Company value and the price at which the Shares are being offered for sale may be assuming more risk than intended and must clearly understand that they can lose all or any part of their investment.

There is no public market for the Shares.

Currently, there is no public market for the Shares, and no assurance can be given that any such public market will ever develop or be sustained in the future. As a result, prospective investors should be prepared to hold the Shares for an indefinite period.

No independent valuation of the Company has been performed in determining the terms of this Offering, and the Offering Price has been determined arbitrarily by the Company and bears no necessary relationship to the Company’s assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment.

No independent valuation of the Company has been performed in determining the terms of this Offering. The Company has determined the Offering Price arbitrarily and, therefore, the Offering Price does not necessarily bear any relationship to the Company’s assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment. The Offering Price is substantially higher than the net tangible book value per Share immediately before the commencement of this Offering; and even if the Company achieves an inflow of $25,000,000 in capital, in the aggregate, if this Offering is fully subscribed, the net tangible book value per Share, on a fully diluted basis, immediately after the conclusion of this Offering will still be less than the portion of the Offering Price attributable to a single Share. The Offering Price does not reflect market forces, and it should not be regarded as an indicator of any future market price of the Shares and the Warrant underlying each Unit.

An investor’s ownership interest could be significantly diluted.

An investor’s ownership interest in the Company may be subject to future dilution. The Company may, and most likely will, need to raise additional capital in the future. In connection with raising such capital, the Company may issue additional Shares or other securities, which may include preferred stock that has liquidation, dividend, voting or other preferential rights that are senior to the rights of the Shares. The Company also may enter into strategic partnerships or acquisitions in the future in connection with which it may need to issue additional Shares or other securities, and it may issue additional Shares, options to purchase Shares, or other securities, to existing or future officers, directors, employees and consultants as compensation or incentives. As a result of the foregoing, a purchaser of Shares in this Offering could find its interest in the Company diluted in the future through a decrease in the purchaser’s relative percentage ownership of the Company.

Voting control is in the hands of a few large stockholders.

Voting control of the Company is concentrated in the hands of a small number of stockholders. You will not be able to influence our policies or any other corporate matter, including the election of directors, changes to the Company’s governance documents, expanding any employee equity or option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. See “Securities Being Offered”. These few stockholders will make all major decisions regarding the Company. As a minority stockholder, you will not have a say in these decisions.

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The Company may sell Shares concurrently to certain investors on more favorable terms.

Certain investors may negotiate alternative terms for the purchase of Shares. The Company is under no obligation to amend and restate any particular stock purchase agreement, subscription agreement, or other selling document based on subsequent agreements executed with the Company on different terms or to notify investors of any alternative terms, including any that may be more favorable for certain investors.

ITEM 4.

DILUTION

Dilution (also known as stock or equity dilution) occurs when a company issues new stock which results in a decrease of an existing stockholder’s ownership percentage of that company. Stock dilution can also occur when holders of stock options, such as company employees, or holders of other optionable securities exercise their options. When the number of shares outstanding increases, each existing stockholder owns a smaller, or diluted, percentage of the company. Share dilution may happen anytime a company needs additional capital and issues equity securities to obtain such additional capital. Future sales of substantial amounts of our Common Stock in the public market could adversely affect the Shares’ then-prevailing market prices (if any), as well as our ability to raise equity capital in the future.

Dilution can also occur when a company issues equity as a result of an arbitrary determination of the offering price of the shares being offered. In the case of this Offering, because there is no established public market for the Shares, the Offering Price and other terms and conditions relating to the Shares have been determined by the Company arbitrarily and do not bear any necessary relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the Offering Price or its fairness to investors. To whatever extent the issuance of Shares sold to investors in this Offering may be dilutive of the interests of existing Robot Cache stockholders, any such dilutive effect may be magnified by the issuance of Bonus Shares, for which the Company will receive no additional consideration. Because the Company is unable to reasonably estimate how many investors will qualify for Bonus Shares in this Offering or the number of Bonus Shares likely to be issued to those investors that do in fact qualify, the Company is also unable to accurately assess the potential dilutive effect of any such issuance.

From time to time after the termination of this Offering, we may issue additional Shares to raise additional capital for the Company. Any such issuances may result in dilution of then existing stockholders, including investors in this Offering. If in the future the number of Shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, which, depending on the amount of capital raised by the issuance of the additional Shares, could render the Shares then held by stockholders less valuable than before the new issuance. Dilution may also reduce the value of existing Shares by reducing the Common Stock’s earnings per Share. There is no guarantee that dilution of Common Stock will not occur in the future.

The Company recently adopted an Equity Incentive Plan under which 2,000,000 Shares are required to be reserved for issuance under such Equity Incentive Plan and the right to purchase Shares may be granted to current and future employees as exercisable stock options. Additionally, the Company recently approved the provision of options to purchase an aggregate of 750,000 Shares to employees of the Company as options with a strike price of $0.21, which is significantly lower than the Offering Price.

As noted under “Description of Business,” the Company has entered into exchange agreements with certain advisors that had rights to be issued tokens of the Company as compensation for advisory services performed under advisor agreements previously entered into with the Company. Under the exchange agreements, the advisors have exchanged their rights to tokens for 710,118 Shares in the aggregate, such Shares exempted from registration pursuant to Rule 506(b) of Regulation D under the Securities Act.

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ITEM 5.

PLAN OF DISTRIBUTION

General

This Offering Circular is part of an Amended Offering Statement that we have filed with the Commission, using a continuous offering process. Periodically, if we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Amended Offering Statement includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular, the related exhibits filed with the Amended Offering Statement, and any Offering Circular supplement, together with additional information contained in the annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The Company is offering for sale to investors, up to 25,000,000 Shares. In addition to, and in conjunction with, the 25,000,000 Shares offered for sale, the Company is offering, on the conditions set forth in this Offering Circular, up to 2,500,000 Bonus Shares, in each case depending on, and determined on the basis of, a given investor’s investment level. No additional consideration will be received by the Company for its issuance of Bonus Shares, and it will absorb all costs of the Bonus Shares’ issuance. This Offering, which is not subject to the sale of any minimum number of Shares, is being conducted on a “best efforts” basis through StartEngine Primary and is not conditioned on the sale of any minimum number of Shares. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales. If investors purchase all of the Shares that we are offering for sale, our gross proceeds will be $25,000,000.

Offers and sales of the Shares will commence within two calendar days after the Amendment Qualification Date. This Offering will be made in the United States in as many as all fifty (50) states. It will end on the earliest of (i) the 180th day after the Amendment Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Shares offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold and the amount of capital raised. The Company has the right to terminate this Offering at any time, regardless of the number of Shares that have been sold.

Once Shares are subscribed for, subscription funds will become available to us and may be transferred by the Company directly from our administrative account into our operating account for use as described in “Use of Proceeds” as set forth herein. Once subscriptions are accepted during the Offering Period, subscribers have no right to a return of their funds and could lose their entire investment. If the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

As of the date of this Offering Circular, the Company is a party to a posting agreement with StartEngine Primary. Under that agreement, StartEngine Primary will receive a cash commission equal to 7.5% of the aggregate Offering Price of all Shares sold to investors in this Offering. The cash commission, which is potentially $1,875,000, will in turn be broken out between (i) a 4.0% distribution fee, to be paid entirely by the Company, and (ii) a 3.5% processing fee, to be paid (A) by each investor, up to a maximum of $700 per investor, on the first $20,000 of the investor’s Share purchase and (B) by the Company on that portion, if any, of the investor’s purchase that exceeds $20,000.

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Under the posting agreement with StartEngine Primary, the Company has paid StartEngine Primary a $15,000 advance fee for out-of-pocket accountable expenses anticipated, before commencement of this Offering, to be incurred by StartEngine Primary, which will return to the Company any unused portion of the advance fee corresponding to expenses that StartEngine Primary does not actually incur. We may be required to indemnify StartEngine Primary and possibly other parties with respect to disclosures made in this Offering Circular. Any other fees that we may pay to StartEngine Primary or other third parties will not be commissions or considered as underwriting compensation. We reserve the right to enter into posting agreements with equity crowdfunding firms not associated with FINRA member firms in connection with this Offering, for which we may pay non-contingent fees as compensation.

On September 28, 2022, the Company entered into a Loan Agreement with StartEngine Primary. The agreement provides that StartEngine Primary will lend the Company up to $100,000 to secure marketing placements before commencement of the Offering. With certain exceptions related to ensuring compliance with applicable tax law, the interest rate of any loans made under the agreement will be 0%.

Bonus Shares for High-Volume Purchases

Certain investors in this Offering are eligible for “volume perks,” representing the right to receive Bonus Shares, if the investors satisfy the volume-related purchase criteria set forth below. All such investors will receive, as part of their investments, Bonus Shares in addition to the Shares purchased for cash. The number of volume-related Bonus Shares will be a percentage of the Shares actually purchased in this Offering, and could be as high as 10%, depending upon qualification (if at all) in one of the volume-related eligibility categories described below.

A Share purchase of at least $5,000, but less than $10,000:

●	5% bonus shares

A Share purchase of at least $10,000, but less than $20,000:

●	7% bonus shares

A Share purchase of at least $20,000:

●	10% bonus shares

By way of illustration only, (i) a purchase of Shares for $5,000 would net an investor 5,250 Shares, 250 of which would be Bonus Shares, (ii) a purchase of Shares for $10,000 would net the investor 10,700 Shares, 700 of which would be Bonus Shares, and (iii) a purchase of Shares for $20,000 would net an investor 22,000 Shares, 2,000 of which would be Bonus Shares.

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The award of Bonus Shares effectively gives qualifying investors a discount on the Shares they purchase in this Offering. Investors entitled to receive Bonus Shares would effectively be paying not $1.00 for each Share, but the following per-Share prices (approximately), depending on the percentage of qualifying Bonus Shares.

Bonus Shares Percentage	Approximate Effective Price per Share	Approximate Effective Discount
5%	$0.952	$0.048
7%	$0.935	$0.065
10%	$0.909	$0.091

By way of illustration only, an investor that purchased 30,000 Shares would qualify for a Bonus Shares percentage of 10%. Purchase of 30,000 Shares in this Offering for $30,000 (i.e., $1.00 per Share) would entitle that investor to 3,000 Bonus Shares, for a total of 33,000 Shares. The effective per-Share price of the 33,000 Shares would be approximately $0.909 (i.e., $30,000 ÷ 33,000).

Notwithstanding any effective discount on the price per Share as a consequence of an investor’s qualifying for Bonus Shares, StartEngine Primary’s 3.5% processing fee will be assessed on the full Share price of $1.00 (though only with respect to the purchased Shares, not with respect to any Bonus Shares). In the example set forth in the immediately preceding paragraph (i.e., the purchase of 30,000 Shares for $30,000), the processing fee would be $1,050. As noted above in this “Plan of Distribution,” the investor would be obligated to pay StartEngine Primary no more than $700 of the $1,050 processing fee. The Company would be responsible for paying StartEngine Primary the remaining $350.

Before investing, investors should consult with tax professionals to fully understand the tax implications, if any, of receiving Bonus Shares.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

●	design, build, and create the Company’s campaign page,

●	provide the Company with a dedicated account manager and marketing consulting services,

●	provide a form of standard subscription agreement, for use by the Company at its option; and

●	coordinate money transfers to the Company in connection with this Offering.

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At the time of each investor’s subscription for Shares, StartEngine Primary will charge the investor a processing fee equal to 3.5% of the subscription price, equivalent to $0.035 per share. The processing fee will be nonrefundable, unless the Company raises no funds in this Offering.

Subscription Procedures

In order to subscribe to purchase the Shares, a prospective investor must complete, sign and deliver to the Company a subscription agreement (in the form attached as Exhibit 4.1 to the Amended Offering Statement) and either mail or wire funds for the related subscription amount (payable to Robot Cache US Inc.) in accordance with the subscription agreement’s instructions.

The Company reserves the right to reject any investor’s subscription in whole or in part for any reason or no reason. If any prospective investor’s subscription is rejected, all funds received from that investor will be returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we may use additional advertising, sales and other promotional materials in connection with this Offering. Such materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although any such materials will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Shares, such materials may not give a complete understanding of this Offering, the Company or the Shares and are not to be considered part of this Offering Circular. This Offering is made ONLY by means of this Offering Circular, and prospective investors must read and rely only on the information provided in this Offering Circular in connection with their decision to invest in the Shares.

Investment Limitations

Generally, no sale may be made to a natural person in this Offering if the aggregate purchase price paid is more than 10% of the greater of that person’s annual income or net worth (or, in the case of an investor that is not a natural person, if the aggregate purchase price paid is more than 10% of the greater of that person’s revenues or net assets for its most recently completed fiscal year end). Investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

The above noted investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 under the Securities Act.

A natural person is an accredited investor if he/she meets one of the following criteria:

●	his or her individual net worth, or joint net worth with the investor’s spouse or spousal equivalent, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and he or she has no reason to believe that that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the investor’s residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth[1];

[1]	For the purposes of calculating “joint net worth” in the bullet-point paragraph above, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent. Assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard above does not require that the securities be purchased jointly.

●	he or she has individual annual income in excess of $200,000 in each of the two most recent years, or joint annual income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year; or

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●	he or she holds in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status.

A business entity or other organization is an accredited investor if it is any of the following:

●	a corporation, limited liability company, exempt organization described in Section 501(c)(3) of the Internal Revenue Code, business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

●	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

●	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, and whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act;

●	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, registered investment companies, registered investment advisers; investment advisers relying on certain registration exemptions, and “rural business investment companies”;

●	any private “business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (the “Advisers Act”);

●	any family office as defined in Rule 202(a)(11)(G)-1 under the Advisers Act with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment (any such family office, “Family Office”);

●	any family client, as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, of a Family Office and whose prospective investment in the issuer is directed by such Family Office;

●	any entity, of a type not listed above, which was not formed for the specific purpose of acquiring the securities offered, and which owns investments in excess of $5,000,000; or

●	any entity in which all of the equity owners are accredited investors.

Under Rule 251 of Regulation A, an investor that is neither an accredited investor nor a natural person may invest funds only to the extent that the investment amount does not exceed 10% of the greater of the purchaser’s revenue or net assets for the purchaser’s most recently completed fiscal year end. A natural person that is not an accredited investor may invest funds only to the extent that the investment amount does not exceed 10% of the greater of the purchaser’s annual income or net worth.

NOTE: A natural person’s net worth is defined as the difference between total assets and total liabilities. The calculation must exclude the value of the person’s primary residence and may exclude any indebtedness secured by that residence (up to an amount equal to its value). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

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As described above, in order to purchase Shares and before the Company may accept any funds from an investor, the investor will be required to represent, to the Company’s satisfaction, that he, she, or it is either an accredited investor or is in compliance with the investment limitation described in the second preceding paragraph.

The Company, subject to compliance with Rule 255 under the Securities Act and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, television and the Internet. We have plans to solicit investors using the Internet through a variety of existing Internet advertising mechanisms, such as search-based advertising, search engine optimization and our website. We will offer the Shares (i) as permitted by Rule 251(d)(1)(ii), whereby offers may be made after an offering statement is filed with the Commission but before it is qualified, provided that any written offers are made by means of a preliminary offering circular that complies with Rule 254 and (ii) as permitted by Rule 251(d)(1)(iii), whereby offers may be made after the Commission qualifies the offering statement, provided that any written offers are accompanied with or preceded by the most recent offering circular filed with the Commission.

No sales will be made to any investor before the Amended Offering Statement has been qualified by the Commission and a final offering circular related to the Amended Offering Statement has been made available to that investor.

Before accepting investment funds or subscription agreements, we will determine the states in which the prospective investors reside. Subject to the Company’s right to reject any investor’s subscription in whole or in part for any reason or no reason, we will process investments on a first-come, first-served basis, up to the maximum aggregate Offering Price of $25,000,000.

No Selling Stockholders

No securities are being sold for the account of the Company’s stockholders. All net proceeds of this Offering will go to the Company.

ITEM 6.
USE OF PROCEEDS

We are offering for sale up to 25,000,000 Shares, subject to the conditions set forth in “Securities Being Offered,” each Share having a fixed price of $1.00. The Company is not conditioning this Offering on the sale of any minimum number of Shares, meaning that we will retain the proceeds from the sale of any of the offered Shares. This Offering is being conducted on a “best efforts” basis by StartEngine Crowdfunding, through StartEngine Primary. (See “Plan of Distribution.”)

Sales of the Shares will commence within two calendar days after the Amendment Qualification Date. This Offering will end on the earliest of (i) the 180th day after the Amendment Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Shares offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold and the amount of capital raised. If all of the Shares offered for sale are purchased, our gross proceeds will be $25,000,000. The following table illustrates the Company’s estimated application of proceeds if it sells all 25,000,000 Shares offered for sale during the Offering Period. As a point of comparison, we have added a column that assumes the sale of 25,000,000 Shares offered for sale during the Offering Period.

During the course of the Offering, the Company may issue Bonus Shares as described under “Plan of Distribution.” The issuance of Bonus Shares does not affect the potential proceeds that may be received by the Company.

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Please see the table below for a summary of the Company’s intended use of proceeds from this Offering:

	$10,000,000 Comparative	% Allocation $10,000,000	$25,000,000 Maximum	% Allocation $25,000,000

Content Acquisition (securing rights to games – fully recoupable)	$2,730,000	27.30%	$8,680,000	34.72%
Ongoing Product Development	$1,400,000	14.00%	$1,400,000	5.60%
Corporate Acquisitions	$4,850,000	48.50%	$12,775,000	51.10%
Working Capital (Selling, general, and administrative expenses/Personnel/ Operations)	$0	0.00%	0	0.00%

Sub Totals	$8,980,000	89.80%	$22,855,000	91.42%

Offering Expenses (Cash Component)
Broker Commissions (and expenses)	$765,000	7.65%	$1,890,000	7.56%
Marketing expenses	$100,000	1.00%	$100,000	0.40%
Legal Fees	$65,000	0.65%	$65,000	0.26%
Accounting and audit fees	$65,000	0.65%	$65,000	0.26%
EDGAR fees	$5,000	0.05%	$5,000	0.02%
“Blue sky” compliance fees and expenses	$20,000	0.20%	$20,000	0.08%
Totals	$10,000,000		$25,000,000

The table above is intended to provide an overview of the contemplated application (or use) of proceeds over time (approximately 48 months) as a function of the success of this Offering’s capital raise.

Assuming a capital raise of $10,000,000, representing 40% of the maximum offering amount, the net proceeds of this Offering would be approximately $8,980,000 after subtracting estimated offering costs of $765,000 to StartEngine Primary (representing $750,000 as its cash commission and $15,000 for reimbursement of its estimated expenses), $100,000 in marketing expenses, $65,000 in legal fees, $65,000 in accounting and audit fees, $5,000 in EDGARization fees, and $20,000 in “blue sky” compliance fees and expenses.

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Assuming a maximum raise of $25,000,000, the net proceeds of this Offering would be approximately $22,855,000 after subtracting estimated offering costs of $1,890,000 to StartEngine Primary (representing $1,875,000 as its cash commission as its cash commission and $15,000 for reimbursement of its estimated expenses), $100,000 in marketing expenses, $65,000 in legal fees, $65,000 in accounting and audit fees, $5,000 in EDGARization fees, and $20,000 in “blue sky” compliance fees and expenses.

If the Company is successful in selling all the Shares offered for sale in this Offering, it will use a larger percentage of its proceeds to acquire additional non-exclusive and exclusive content and to pursue strategic acquisitions, relative to the percentage of proceeds allocated to such uses if a lower amount is raised in this Offering.

The Company reserves the right to change the above use of proceeds.

ITEM 7.

DESCRIPTION OF BUSINESS

Overview of the Company

Robot Cache US Inc. is a Delaware corporation formed on January 16, 2018. The business was originally operated through Robot Cache S.L., a Spanish limited liability company (“Robot Cache S.L.”), which is now Robot Cache US Inc.’s wholly owned subsidiary. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” refer to Robot Cache US Inc. and Robot Cache S.L. as a business unit. The Company has developed software to create a personal computer (“PC”) video game distribution platform that permits the distribution of digital PC video game licenses from PC video game publishers (“Publishers”) to persons who play PC video games on the Robot Cache Platform (as defined below, and such persons, “gamers” or “Users”), as well as sales of those licenses from one User to another. The software platform on its e-commerce website offers an “ecosystem” in which visitors may, among other things, purchase PC video game licenses (the “Robot Cache Platform”), play PC video games with friends, and earn Company store credit (in the form of the Company’s digital “in-game” currency, known as “IRON”) by using their computers to validate blockchain transactions. The Company aims to generate revenues through advertising revenue, through commissions received on games purchased within the Robot Cache Platform, and through retaining a portion of the revenue generated by its Users who validate blockchain transactions on NiceHash. The Robot Cache Platform development has been completed and, as of June 23, 2023, is in live “open beta” testing with 82,928 registered accounts.

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The Robot Cache Platform?

The Robot Cache Platform is intended to serve as a PC video game ecosystem that works to the advantage of all of its participants, by enabling Users to purchase digital copies of video games and to list them for sale. Giving Users this ability represents, in the Company’s opinion, true disruption in a space that has not changed materially in over 15 years. Our economic model should be favorable to game makers, whose revenues under the Robot Cache Platform will, we believe, exceed their previous revenues under other current game publishing and distribution platforms. At the same time, the Robot Cache Platform gives Users the ability to benefit through game resales, gamification, and the option to use their PCs to earn IRON. Although it will be subject to change based on feedback from Publishers and Users and market conditions, the Robot Cache Platform, in our opinion, improves on existing PC video game ecosystems in the following ways:

●	Decreased Publisher Distribution Fees. As currently contemplated (and as explained in greater detail under “Sources of Revenue” below), Publishers will receive a blended royalty rate of at least 83% (and, with respect to games released at the same time as other platforms, a blended royalty rate of up to 91%, because of a 95% royalty rate for the first 90 days of the games’ distribution) of all distribution fees paid by Users (as reduced by certain deductions for third-party expenses and taxes) for the purchase of PC video game licenses, and the Company will receive 5% of such fees. We believe that this increased revenue for Publishers entices them to distribute more PC video game licenses through the Robot Cache Platform.

●	Ability to “Sell” Games. Users will have the option to list their video games for sale (i.e., terminate their video game licenses) and, through what we refer to as “resales” to other Users (which will have been previously approved by all Publishers through a distribution agreement), effectively receive partial refunds of any such licenses they purchased through the Robot Cache Platform in exchange for giving up their licenses and removing the games from their libraries. We are not aware of any other PC video game ecosystem that permits the lawful transfer of PC video game licenses from one User to another. (However, the Company cannot provide any assurance that no other company is currently offering this feature or will not do so in the future.)

●	Publisher Ecommerce Control, Discoverability and Merchandising. Both the Company and Publishers will have the ability to control several marketing and sales-related considerations, including (a) time periods during or after which Users may not sell the PC video game licenses and (b) special promotions, sales, limited time giveaways that, in each case, increase a particular game’s presence on the storefront and thereby the likelihood of selling more copies. Unlike some other “key sellers,” the Company obtains direct licenses and/or publishing agreements with all of its Publishers.

●	Publisher Participation in Game “Resales.” Publishers receive 70% of the amounts paid by Users (as reduced by certain deductions for third-party expenses and taxes) for the purchase of video game licenses that Users wish to “sell” (or terminate early), which is equivalent to the distribution fees Publishers currently receive in the primary existing PC video game ecosystem, and the Company will receive 5% of such fees. Publishers do not currently receive any fees for sales of PC video game licenses from one User to another because, historically, such sales have not been permitted. We believe that increased revenue for Publishers entices them to distribute more PC video game licenses on the Robot Cache Platform.

●	User Revenue. A User may be able to receive cash or ecosystem “store credit” on the sale of a PC video game (depending on how the User purchased the game). The store credit will have a value equivalent to 25% of the amount paid by the User to purchase the game license from a seller. This is revenue to the end User that we believe is not possible elsewhere today.

●	Expand Market for Digital Games. We believe that any person who currently purchases a video game from a retail store such as GameStop in order to be able to sell the game after completing play may be open to purchasing PC video game licenses on the Robot Cache Platform. The User will be able to purchase games using various methods, including credit cards, PayPal and other commercially accepted methods, as well as IRON store credit. If, after purchasing a videogame license, a User does not wish to keep the game after completing play, the User may “list” the game for sale and, if the game is sold, the User’s right to the game will terminate in exchange for a partial refund to the User’s account or the form of payment tendered by the User to purchase the game on the Robot Cache Platform, subject to any restrictions established by the Company and the Publisher.

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●	Users Can “Opt In” to Earn Digital Currency to Purchase Games. The Company has an account at NiceHash and has integrated NiceHash’s application programming interface (“API”), which enables Users to “opt in” to use their PCs to connect to NiceHash’s mining marketplace to validate blockchain transactions. When Users validate these transactions, the Company’s NiceHash account is credited with bitcoin. Each User is then credited with an amount of IRON equivalent to his or her pro rata portion, based on the amount of computational power the individual User contributed. IRON is the Company’s form of store credit and may be used only to purchase (or to apply to the purchase of) video games on the Robot Cache Platform. (IRON is not an ERC20 or other utility or security token, may not be withdrawn from or traded on the Robot Cache Platform and, unlike a “cryptocurrency,” is not tradable on cryptocurrency or other exchanges.)

●	Support for Blockchain Games. We believe that we have an opportunity to further build out the Robot Cache Platform by adding other types of games such as “free to play” and so-called “Web3” blockchain-based games. In light of the enormous capital being allocated to blockchain development video games and ecosystems, it is our belief that adding this additional functionality to the Robot Cache Platform and making these games available to our Users will potentially enhance the offerings of the Robot Cache Platform and generate new ways for us to monetize our User base.

●	Encryption. The PC video game industry experiences significant piracy, which has resulted in a substantial loss of revenue for Publishers. The Company believes that the encryption of PC video games by its proprietary blockchain-based digital rights management system (“DRM”) will decrease piracy and the loss of Publisher revenue.

Initial Launch of the Robot Cache Platform

The Robot Cache Platform was completed in May 2020 and began a limited launch in Latin America, Australia, and New Zealand in July 2022. The Company expects to launch the Robot Cache Platform globally sometime in 2023. To date, the Company has signed agreements with numerous Publishers around the world and currently has hundreds of titles under contract. The Company has also developed and released its “Publisher Portal,” which enables Publishers to establish accounts on the Robot Cache Platform and upload their company information, games, and other media assets using a “self-serve” website for consideration therein. Adding this functionality was critical to the Robot Cache Platform, as it enables the Company to scale globally by not requiring a large support staff to manage a large number of games.

By using the Robot Cache Platform:

●	Publishers can display information, art and other media assets to promote their PC video games; make available for purchase their PC video game licenses; add new PC video games to, and remove PC video games from, the Robot Cache Platform without the Company’s involvement; update any information displayed on the Robot Cache Platform with respect to their PC video games; access a suite of sales and marketing tools provided by the Company; control various other aspects with respect to their PC video games; and receive payment for the PC video games sold on the Robot Cache Platform.

●

Users have the ability to view PC video games for sale, terminate their licenses early (i.e., “list their game for sale”) for a partial refund of their PC video game purchases (if allowed by the Publisher), and they may download PC video games purchased on the Robot Cache Platform.

Although the Company has been in operation for approximately only five years, its directors, officers and advisors have already leveraged their relationships in the video game industry to create an experience for Publishers and Users that we believe would be expected of a company with a longer operating history.

The Competitive Landscape

Currently, the largest platform for digital PC video games is Steam, which is operated by Valve. Steam was launched in September 2003 and has licenses for more than 46,000 digital PC video games available for sale on its platform as of 2022. Steam is believed to have generated approximately $10 billion in revenue in 2022. In 2022, the last year for which information is publicly available, Steam had 120 million monthly active users/players.

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The second largest digital PC video game company is Epic Games Store, operated by Epic Games, Inc., which has grown rapidly through its following of many game players from a game called Fortnite. Epic then proceeded to rapidly directing a number of Fortnite players to its store. In addition, giving away free games enabled Epic to quickly grow its user base into the second largest distribution operator. As stated in Epic’s “2022 Year in Review,” revenue for Epic Games Store in 2022 was approximately $355 million with respect to third-party games, representing an 18% increase from 2021. Epic has stated that over 230 million PC users are now active on its system.

Sources of Revenue

The Company’s revenue sources consist of the following: (1) 5% of all video game sales made on the Robot Cache Platform (see the third following paragraph) and (2) 15% of the revenue generated from Robot Cache Platform Users who validate blockchain transactions, as described below. As the Company’s User base grows, the Company also intends to offer advertising for premium placement on its website as an additional revenue stream if its User base grows.

The Company has only recently launched in smaller territories in order to gauge its performance before launching on a global basis. Therefore, at this time the Company can provide the percentage of revenue generated from its three sources of revenue only for the period from the beginning of July 2022 through the end of December 2022. For that period, the Company generated (1) 70% of its total revenue from video game sales made on the Robot Cache Platform and (2) 30% of its total revenue from User mining. None of the Company’s revenue was generated from Publisher advertising on the Company’s website.

Revenue is split among the Company, Publishers, and Users as follows:

For new releases, the Publisher receives a royalty equal to 95% of the purchase price, and no games can be resold for a period of 90 days after purchase. The Company receives the remaining 5%. After 90 days, a User who wishes to relinquish his or her license to the game can choose to list it for sale, at which time it goes into a queue. The Robot Cache Platform then alternates between offering a new copy (95%) and a previously owned copy (if one is available). If the sold copy was previously owned by a User, the Publisher will receive 70% of the revenue, the User 25%, and the Company the remaining 5%. If one or more used copies are available, the Robot Cache Platform alternates supplying new copies and previously owned copies, until no more previously owned copies are available. This process may be repeated indefinitely. In addition, for certain Publishers, the Company may in the future enter into arrangements reflecting different economics.

We believe that the Robot Cache Platform can provide a competitive advantage over Steam’s and Epic’s ecosystems because Users will be able to buy and sell PC video games licenses, as well as earn store credit to buy games by using their PCs to validate blockchain transactions. Currently, neither Steam nor Epic enables Users to sell (or terminate early) their PC video game licenses, which means that the games that they purchase must be kept indefinitely.

Sources of Cash

Prior Token Offering and Conversion to Common Stock.

In 2018, Robot Cache S.L., a Spanish limited liability company which became a wholly owned subsidiary of the Company in June 2019, sold to 18 accredited investors Simple Agreements for Future Tokens (“SAFTs”) in an offering (the “Token Offering”) exempt from registration pursuant to Rule 506(b) under Regulation D of the Securities Act that resulted in gross proceeds of $11,770,877.66, consisting of $2,275,000 in cash; $6,495,877.66 in bitcoin (BTC) and ether (ETH); and $3,000,000 in restricted stock of THC Therapeutics Inc. (OTC: THCT) Starting in January 2019 and continuing to May 2020, the holders of a majority of the SAFT interests agreed to amend their SAFTs in order to receive our Common Stock instead of tokens. Because the SAFTs empowered the holders of that majority interest to take action on behalf of, and to bind, all of the SAFT holders, the SAFTs have all been converted into an aggregate amount of 16,778,821 shares of our Common Stock. The exchange of the SAFTs with the Common Stock was made pursuant to Section 3(a)(9) of the Securities Act.

Separately, the Company engaged a number of advisors for the Token Offering (the “Advisors”) and entered into agreements with them to grant them rights to receive Company tokens as compensation for their advisory services. The Company recently entered into exchange agreements with three such Advisors, each an “accredited investor” (as defined in Rule 501 under the Securities Act), whereby the Advisors exchanged their token-issuance rights for Shares. As part of such exchange agreements, the Company has already issued 465,122 Shares in the aggregate to these three Advisors. The Company anticipates issuing 710,118 more Shares to a few more Advisors at a later time. The Company has no specific timetable for negotiating, or entering into, any such exchange agreements with the remaining Advisors, but it anticipates that it would not execute any such agreements until at least six months after the termination of this Offering. All Shares issued to the Advisors in exchange for their token-issuance rights either have been or will be exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act.

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The Company has not issued any tokens and has no plans to do so.

2021 Offering

The Company raised approximately $26,923,883 in net proceeds from the 2021 Offering.

Proprietary Digital Rights Management Using the Blockchain

The Robot Cache Platform consists of a proprietary DRM methodology and software that utilizes the immutability of the blockchain to determine and enforce licenses and User rights. The DRM methodology and software enable us to accurately track and enforce a User’s rights with regard to playing, selling or otherwise controlling access to digital content. Smart contracts within the blockchain enable the Company to determine ownership of video game licensing rights with the Company’s input, into the blockchain, of User-identifying information and User ownership of licenses. Such smart contracts are verified each time a User initiates playing a video game or lists games for sale on the Robot Cache Platform. Such verification is necessary to determine whether the User has the licensing rights required for the User to proceed with game play or game sales activities. The blockchain’s ability to track “chain of ownership” also means that we can trace who had the rights to a particular copy of the game (e.g., a famous influencer) which we believe has significant potential as a collectible and scarcity business model.

Our DRM currently uses the Casper “proof of stake” blockchain. If a particular blockchain that we use for our DRM is not available in the future, we may transition to a more suitable platform. The Company is not going to develop its own blockchain. Please be advised that our DRM is used only for validating User game licenses and bears no relationship to User validation of blockchain transactions (“mining”), IRON payments, or the Company’s partnership with NiceHash.

On June 28, 2021, the Company entered into a memorandum of understanding with the blockchain company CasperLabs Holdings AG (“CasperLabs”), and in the second quarter of 2023 the Company transitioned its blockchain-based DRM from “proof of work” to a blockchain model based on “proof of stake” (the “Transition”).

The Company believes a proof of stake blockchain model will be economically more favorable than a proof of work blockchain model. As mentioned above, the DRM utilizes blockchain technology. Each time a User attempts to initiate game play or to list a game for sale on the Robot Cache Platform, the User’s identifying data and license ownership is added to the blockchain and, in blockchain parlance, a “transaction” is initiated. This creates a block on the blockchain, which is sent to every participant in the applicable network for validation. Miners in the network are incentivized to validate the particular transaction (or “mine”) through the network’s reward for their mining, typically in cryptocurrency. Once the transaction is validated, the block representing the transaction is added to the existing blockchain and the User can proceed with game play or game sales. Different networks employ different consensus mechanisms (e.g., proof of stake, proof of work) for mining, and such consensus mechanisms enable users of computers in a network to agree on the validity of a transaction. With the proof of work model, the first miners to validate transactions correctly are awarded with a predetermined amount of cryptocurrency, at the exclusion of the other miners. The proof of work model requires significant computer processing power, because the fastest computers (i.e., those utilizing the greatest amount of processing power) are likely to first validate transactions and generate cryptocurrency rewards for miners. On the other hand, CasperLabs’ proof of stake consensus mechanism involves miners “staking,” or contributing, their own cryptocurrency for the opportunity to validate transactions. The CasperLabs network then rewards the most invested miners, those who staked the greatest amount of cryptocurrency for the longest amount of time in the network.

The Company believes that the Transition will result in the use of substantially less processing power and resources, which the Company believes will be significantly better for the environment. On May 4, 2021, CasperLabs published an article in which it claimed its model is up to 1,360 times more energy-efficient than the blockchain models used by other networks. Mining within the CasperLabs network, which enables game license verification in our DRM, bears no relationship to the Company’s partnership with NiceHash or User mining on NiceHash. Additionally, the Transition will not be affected by, and it bears no relationship to, the Company’s partnership with NiceHash.

Mining – Earning IRON

As stated earlier, Users can “opt in” to use their PCs (when they are not playing video games) to validate blockchain transactions in the NiceHash marketplace. NiceHash is the sole provider of mining technology to Users. The Company has an account at NiceHash and has integrated NiceHash’s API to enable Users to access NiceHash’s mining marketplace. For performing blockchain validation activities in the NiceHash marketplace, Users will receive IRON, which may be used only to purchase (or to apply to the purchase of) video games on the Robot Cache Platform. IRON has a fixed value of $0.01 USD (adjusted daily relative to each country’s exchange rate), and as stated earlier, it is not an ERC20 token or other utility or security token. IRON cannot be withdrawn from or traded on the Robot Cache Platform and, unlike a “cryptocurrency,” is not tradable on cryptocurrency or other exchanges. Users who “opt in” to perform such validation activities become part of the Company’s pool to validate transactions for third-party digital assets.

All validation activities occur through the mining marketplace NiceHash, on whose platform mining is limited to “proof of work.” Before Ethereum’s transition from a “proof of work” model to “proof of stake” in September 2022, most Users who engaged in transaction validation activity did so on the Ethereum (ETH) blockchain. As of the date of this Offering Circular, the only proof of work blockchains potentially available to Users on NiceHash’s platform are Ethereum Classic (ETC), Monero Research Lab, and Ravencoin. The Robot Cache Platform does no more than direct Users to the NiceHash marketplace, and NiceHash’s technology then connects Users to the most profitable blockchain for mining, depending on their computer hardware.

Once a successful (validated) solution has been found on a blockchain, the Company’s NiceHash wallet is credited with bitcoin, minus NiceHash’s service fee3 (the resulting amount, the “Net Amount,” and the service fee, the “Service Fee”). The Service Fee varies with User mining volume (higher User mining volume results in lower Service Fees, and vice versa). The Company then credits the validating Users, in IRON, with the equivalent of 85% of the Net Amount, and this crediting process takes place every minute. The amount of IRON Users receive already reflect the Service Fees which NiceHash deducted from the Company’s NiceHash account (lower Service Fees resulting in more IRON earned, and vice versa). The Service Fees associated with Users “opting in” are therefore borne by both the Company and the Users, as Service Fees are excluded from total payments to the Company and the Users (to the Company in the form of bitcoin and the Users in the form of IRON). The Robot Cache client application enables Users to track how much IRON they have earned by validating transactions on the NiceHash network, The Company retains 15% of the Net Amount, which it holds until the end of every calendar month. Investors should note that because User transaction validation activities occurring on NiceHash are limited to those on proof of work blockchains, Users are awarded based on their speed of transaction validations. When a transaction is initiated on the blockchain network, a block on the blockchain is created, and that block is then sent to all participants in the network (such as Users who opt in to the NiceHash marketplace). Blockchain validators in the network are incentivized to validate the transaction by the prospect of gaining cryptocurrency for successfully validated transactions. In a proof of work model, the first miners to validate a transaction correctly are awarded with cryptocurrency. Validators with the fastest computers (i.e., those utilizing the greatest amount of processing power) are therefore likely to be the first to validate transactions and generate cryptocurrency rewards. Therefore, Users’ computer processing power will affect the amount of bitcoin they earn on behalf of the Company and subsequently the amount of IRON they earn by opting into the NiceHash marketplace. Mining profitability will vary across Users. Users from geographical regions which lack the graphics processing unit (“GPU”) specifications necessary to successfully validate transactions may also experience less IRON earnings than those Users from regions with such GPU specifications and higher capacity central processing units (“CPUs”).

From time to time, on a case-by-case basis, the Company offers certain Users incentives or bonuses, called “Boosts.” Boosts reduce the percentage of bitcoin that the Company retains, resulting in Users earning two to three percent more IRON. The Company then exchanges this retained bitcoin for fiat currency through its custodian, Coinbase, at the end of each month, at prices publicly quoted on Coinbase. Thus, the price exposure to bitcoin for those Users who validate transactions varies on the basis of the value of the cryptocurrency at the time of the validation solution. If the value of the particular cryptocurrency of the blockchain in which the User validates transactions (i.e., Ravencoin for Ravencoin, Monero for Monero Research Lab, and ETC for Ethereum Classic) is higher at the time of the validation solution, Users are able to earn more IRON than they otherwise would at a time when the price of the cryptocurrency is lower due to such higher valued cryptocurrency resulting in bigger awards of bitcoin to the Company’s NiceHash account. The Company does not receive any cryptocurrency, other than bitcoin, from Users’ NiceHash mining activities. Market considerations may cause the Company to change the method of conversion of its bitcoin in the future.

The Company reserves the right, in its sole discretion, to modify how the Robot Cache Platform will operate in order to optimize its development, especially as market conditions change and evolve. The blockchain validation ecosystem is volatile, and the Company may pursue new partnerships outside of its partnership with NiceHash in keeping with changing market conditions. We expect to roll out a University of California, Berkeley program named “BOINC” sometime in 2023, thereby enabling Users to use their PCs to solve complex mathematical problems for causes such as curing children’s cancer, folding proteins, addressing global warming, and searching for extra-terrestrial life while earning IRON for the mathematical problems Users solve. (This program would not involve NiceHash, blockchain technology, or mining.)

The Company states in its mining policy, which is available in its entirety on the Robot Cache Platform, that it expressly disclaims any responsibility for electrical costs or computer damage resulting to the hardware or software components (including the data) of computers or related electronic equipment of Users who use them to earn IRON on the Robot Cache Platform.

3 NiceHash’s service fees range from 0.5% to 2% of the total bitcoin that can be awarded the basis of mining activity, pursuant to NiceHash’s terms of service agreement with the Company.

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The Company currently has no plans to create, issue, or use any tokens or other digital assets, except as described herein. The Company has no plans to trade cryptocurrency on any unregulated secondary market (or anywhere at all other than Coinbase). The Company does not hold Users’ crypto assets in trust and has no plans to do so in the future. For further detail regarding the crypto assets that the Company owns, please refer to “Cryptocurrency and Stock Assets” in Note 2 of the Notes to Financial Statements for the fiscal year ending December 31, 2022 (the “2022 Fiscal Year”) and the fiscal year ending December 31, 2021 (the “2021 Fiscal Year”).

If the Company were to expand its cryptocurrency-related operations and begin to trade, distribute, purchase, hold, sell, or otherwise transact in cryptocurrencies other than bitcoin1 and CASPER Blockchain Network’s native cryptocurrency (“CSPR”),2 the Company would establish policies and procedures to analyze whether any cryptocurrency that it seeks to transact in could be deemed to be a “security” under applicable laws. Any such policies and procedures would represent our risk-based judgments and would not constitute a legal determination binding on regulators or the courts.

The Company’s Team

As of the date of this Offering Circular, the Company employs 19 full-time employees in San Diego, California, and four contractors in the United States, France and Spain. The Company expects to hire a few more individuals throughout 2023, depending on the Robot Cache Platform’s games processing and quality assurance needs as well as market factors, but in any event the Company does not expect to have more than 22 full-time employees in 2023. The Company’s directors, officers and key employees have over 100 years of combined experience in the video game industry (see Item 3 below titled “Directors and Officers”).

Legal Proceedings

From time to time, the Company may be involved in legal proceedings or may be subject to other claims against it. The results of such legal proceedings and the resolution of such claims cannot be predicted with certainty; but in either case, they could have an adverse impact on the Company’s business or the development of the Robot Cache Platform because of defense and settlement costs, diversion of resources and other factors. The Company is not currently subject to any material claims against it, nor is it involved in any legal proceedings.

ITEM 8.

DESCRIPTION OF PROPERTY

As of the date of this Offering Circular, we rent office space at 4330 La Jolla Village Drive, Suite 200, San Diego, California 92122. Our subsidiary, Robot Cache S. L., rents an office in Santa Cruz Se Tenerife, Spain. Neither we nor our subsidiary owns any real property. To the Company’s knowledge, all intellectual property created by or on behalf of the Company (whether by employees or third parties) is the property of the Company via employment policies, “work-for-hire” provisions, and assignments, as applicable.

ITEM 9.

MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section regarding “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes a number of forward-looking statements that reflect the Company management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by the Company in this Offering Circular and in reports filed by the Company with the Commission. Important factors currently known to the Company could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or any changes in the future operating results over time. The Company believes that its assumptions are based upon reasonable data derived from and known about its business and operations. No assurances are made that actual results of operations or the results of the Company’s future activities will not differ materially from its assumptions. Factors that could cause differences include, but are not limited to, expected market demand for the Company’s services, fluctuations in pricing for materials, and competition.

[1]	Public statements by senior officials at the SEC indicate that it does not intend to take the position that bitcoin or ether are securities (in their current form). Bitcoin and ether are the only crypto assets as to which senior officials at the SEC have publicly expressed such a view. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital asset.
[2]	The Company received an analysis from legal counsel experienced in crypto asset regulatory matters in support of the position that CSPR does not currently constitute a security under U.S. securities law. This analysis is not binding on regulators or the courts. The Company receives CSPR for validating transactions on the CASPER Blockchain Network. The Company does not trade or otherwise sell or distribute CSPR.

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Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” refer to Robot Cache US Inc. and its subsidiary.

The following information should be read in conjunction with our audited consolidated financial statements and accompanying notes, which are included in this Offering Circular. As noted above, the following discussion may contain forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Included in Management’s Discussion and Analysis of Financial Condition and Results of Operations are, among others, the following sections:

●	Business Overview

●	Operating Results

●	Liquidity and Capital Resources

●	Critical Accounting Policies

●	Trends and Key Factors Affecting Our Performance

Business Overview

The Company operates the Robot Cache Platform, an online PC digital distribution platform with Users in over 160 countries. The Robot Cache Platform enables Users to purchase PC games as well as list them for sale (i.e., relinquish their licensed rights to the content), in exchange for cash back on their credit cards or for store credit in the form of the Company’s digital “in-game” currency, IRON. We serve mainly PC gamers, game developers and Publishers.

The Company has partnered with NiceHash to offer Users an “opt-in” feature to validate transactions on the NiceHash marketplace. The Company has an open account at NiceHash and integrated NiceHash’s API, which allows the Robot Cache Platform to direct Users to the NiceHash marketplace and use NiceHash’s technology to “opt in” to validate blockchain transactions in NiceHash’s mining pool.4 This opportunity to “mine” involves Users utilizing their PCs’ CPUs and graphics cards (GPU) to validate transactions on various blockchains via such “opt in.” Following User validation of such transactions, the Company’s NiceHash account is credited with bitcoin, 85% of which is awarded to Users in the equivalent amount of Company store credit, IRON. The Robot Cache client application has a real-time tracker that enables Users to see approximately how much IRON they have earned. We believe this aspect of the Robot Cache Platform – enabling Users to earn store credit – is unique, and provides an alternative way for some Users in emerging markets to purchase video games that they would have not been able to obtain otherwise.

The Company entered into a memorandum of understanding (“MOU”) with the blockchain company CasperLabs Holdings AG (“CasperLabs”) (see Exhibit 6.18 to the Amended Offering Statement). The MOU called for the Company to migrate its current DRM / copy protection methodology to the CASPER Blockchain Network (SYM: CSPR-USD), thereby significantly reducing the consumption of power needed for the Company to validate blockchain transactions and to manage licensed rights granted or revoked with respect to a User’s digital game copy. The Company has already implemented its new DRM / copy protection using the CASPER Blockchain Network. This migration transitioned our DRM-based copy protection from a “proof of work” method to “proof of stake,” requiring significantly less power consumption, given that the CASPER Blockchain Network has only 100 “validators” versus more than 40,000 on the Ethereum blockchain. (The Company is one of the validators for the CASPER Blockchain Network and receives CSPR awards for serving as a validator.) The Company’s DRM is used solely for validating User licenses to games and bears no relation to User validation of transactions in the NiceHash marketplace. The Company’s DRM is used only to ensure that Users have the proper license to engage in such activities, and the Company’s transition to a “proof of stake” method bears no relation to NiceHash or User validation of transactions in the NiceHash marketplace.

The Company was built by video game industry veterans with over 100 years of combined video game development and publishing experience. It expects that the relationships developed over time will enable its employees to seed the Robot Cache Platform with the best titles across all video game genres. The Company is built to cater to all types of PC video game revenue models (e.g., premium sale, free to play, subscription, and advertising-based).

Our one subsidiary, Robot Cache S.L., which is wholly owned by the Company, is headquartered in Santa Cruz Se Tenerife, Spain. The Company is in the process of discontinuing all of this subsidiary’s operations and expects to be finished in 2023.

4 The Company itself does not provide the transaction validation (“mining”) technology to Users. The sole source of the mining technology is NiceHash.

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Although retail physical video game sales are declining year over year, digital sales are, in our view, strong. The Company has created an entirely new model for digital publishing platforms by enabling digital resale of PC video games on a secure distribution platform, powered by blockchain technology. This new model opens a fresh market for Publishers to create additional revenue streams outside of the initial PC video game sale or in-app purchases.

The Publisher feedback from our current partners and others has also been favorable. We have been able to secure the rights to hundreds of titles so far with little or no outlay of advances/guarantees. We believe that our ability to secure these rights is due primarily to the fact that our team has long-standing relationships from our many years in the game industry and that we offer a unique approach in paying out more in royalties, combined with a business model that rewards gamers who wish to be compensated for relinquishing the licenses to their games. However, as the marketplace changes, we anticipate that in some cases we will need to pay monetary advances for certain high-end so-called “AAA” games (meaning, generally, in the videogame industry, high-budget, high-profile games typically produced and distributed by large, well-known Publishers). In the event that we do pay Publishers such advances, the advances are in almost all cases allowed to be fully recouped by us before we are required to pay additional royalties. If we agree to a limitation on the time available to us to recoup any monetary advances paid, we would either need to (i) sell a sufficient number of games to recoup the advances or (ii) forfeit the remainder of any monetary advances paid.

Other Media Forms

The technology developed by the Company applies, in addition to gaming, to other forms of media such as films, music, digital artwork and books. The Company has been approached by, for example, motion picture companies asking whether they could apply the same concept to their films, which could be bundled with or without associated games and “resold.” We have also been approached by book publishers that want to digitally watermark a small number of copies, creating “limited editions” and, by introducing “scarcity,” potentially increasing the value of such content. In our opinion, our business model and technology can be applied to many different forms of digital media and eventually will become the standard for verification and ownership provenance (i.e., tracking of previous owners via the blockchain) for buying and selling digital content globally.

AMD Partnership

In August 2019, Advanced Micro Devices (NASDAQ: AMD) (“AMD”) announced a partnership with the Company that, in our opinion, has been fruitful in that AMD has been promoting the Robot Cache Platform throughout our beta testing phase by sending emails and social media blasts to its users, thereby significantly increasing our User base. We expect similar positive results to continue from this partnership in 2023. The partnership has been of substantial value, as it represents a major global PC hardware manufacturer’s validation of the Company’s business model. We are also listed on AMD’s website at amd.com under its “Games” section.

China

The Chinese market has well over 300 million video game users and represents a $15B+ annual revenue market opportunity for the Company. As of the date of this Offering Circular, we have not yet factored into our forecasts any revenue projections for China, as issues related to COVID-19 have impacted much of China’s economy and significantly reduced travel and commerce in the country. However, the Robot Cache Platform is currently accessible in China (among other countries with the exception of Latin America, Australia, and New Zealand) on an “open beta” basis, and games available for purchase are accessible to Users in the country. In the latter part of 2022, China appeared to be reducing COVID-19 restrictions, and we hope that any such reduction will positively impact the Company in 2023 and beyond. While the Robot Cache Platform is accessible in China on an “open beta” basis, we anticipate that our User base will grow if we are able to launch Web3 and free-to-play games in China. If we are successful in that regard, we intend to invest our capital and advertising activities more heavily in the country.

In November 2019, we entered into a partnership agreement (the “Partnership Agreement”), filed as Exhibit 6.13, with LedgerZ Holdings (“LedgerZ”), one of our investors, to assist with launching the Robot Cache Platform in China. LedgerZ has assigned the Partnership Agreement to its Chinese affiliate, Zero and Ones Network Technology Co., Ltd (“Zero and Ones”), which, as assignee, has agreed to source Web3 games (both free-to-play and blockchain-based) from the Chinese developer community and encourage Chinese developers to create accounts on the Robot Cache Platform. As consideration for Qualified Games (as defined in the Partnership Agreement) which Zero and Ones brings to the Robot Cache Platform, the Company will compensate Zero and Ones accordingly: (a) 50% of the Net Profit (as defined in the Partnership Agreement) from moneys actually received from sales related to the Qualified Games and microtransactions on the Robot Cache Platform; (b) 50% of the Net Profit from moneys actually received from the sales related to advertising-related activities; and (c) 50% of the Net Profit from moneys actually received from the revenue received by the Company from Users in the People’s Republic of China (including Taiwan, Hong Kong, and Macau) who validate transactions on NiceHash.

Although the Robot Cache Platform is accessible in China on an “open beta” basis, the majority of game players in the country primarily play what are known as “free-to-play” games, and those who purchase full-priced or discounted games represent only a very small portion of the market. Web3 games are growing in the Chinese and Asian markets, and we intend to capitalize on this growing trend. Therefore, we have already implemented additional payment forms for the Chinese market (specifically, WeChat Pay and Alipay), and we plan to add two other payment solutions, specifically Amazon Pay (a third-party online payment processing service) and Coinbase Commerce (described below). None of these payment solutions will involve our receiving digital currency or crypto assets. These additions will enable Chinese Users to purchase games from the Robot Cache Platform, and we believe they are important to the future of digital global commerce in China. Coinbase Commerce, a third-party platform created by Coinbase, enables its users to pay using various cryptocurrencies. The cryptocurrency that Users transfer to the Company’s Coinbase Commerce account as payment for games on the Robot Cache Platform can immediately be converted into fiat currency through Coinbase Commerce’s auto-conversion feature. The Company has no plans to incorporate additional digital currency as payment options on the Robot Cache Platform. IRON, the Company’s store credit, is the only in-game digital currency Users can currently apply to the purchase of video games on the Robot Cache Platform. As noted elsewhere in this Offering Circular, IRON has a fixed value, and it is neither a cryptocurrency nor an ERC20 token or other utility or security token.1

Material Developments

The Company notes the following material developments during the 2022 Fiscal Year:

The Company signed a licensing agreement with DACS Laboratories GmbH (“DACS”) to integrate DACS’s streaming technology into the Robot Cache Platform. This streaming technology will enable games to operate more quickly on the Robot Cache Platform. We believe that this relationship with DACS gives us an advantage over our competitors. It enables our Users to start the download process and play games within minutes of purchase, as opposed to experiencing a protracted waiting time for the completion of game download. For larger games, the download period can take several hours. None of our competitors currently offers this capability–, and we believe gamers will find this functionality valuable.

In the first quarter of 2023, the Company entered into an agreement with Carlton One Engagement Corporation, a British Columbia corporation, d/b/a Global Reward Solutions®, to integrate a feature in the Robot Cache Platform enabling Users to redeem their IRON for rewards or gift cards. The Company believes that this feature may encourage its Users to utilize their IRON in more ways than just purchasing games and may potentially increase our User base by attracting new Users who are interested in using their computers to redeem IRON in different ways. The Company currently plans to implement this feature into the Robot Cache Platform sometime in 2023.

The Company has continually sought to enter into new digital distribution agreements with developers and publishers to add new content to the Robot Cache Platform and will continue to do so going forward.

Global Launch Expected in 2023

As of June 23, 2023, the Robot Cache Platform has launched in smaller regions, particularly in Latin America, Australia, and New Zealand, to gauge marketing effectiveness and optimize both messaging and KPIs. We expect it to launch globally sometime in 2023. We are currently in the final stages of including additional features and functionalities into the Robot Cache Platform on the basis of what we have learned from launching in these smaller regions. With our current (as of June 23, 2023) User base of 82,928 registered accounts, we have been able to collect valuable KPIs such as “Average Revenue Per Paying User” (ARPPU), “Average Revenue Per User” (ARPU), “Average Revenue Per Miner” (ARPM), and other industry recognized KPIs. Following the global launch, the Company plans to focus its marketing and other resources in the regions and consumer segments which the Company believes will offer the best opportunities to grow its User base.

We believe that our plan to use the funds raised in the 2021 Offering to acquire additional content in the digital PC game distribution e-commerce space, as well as adding support for blockchain based games and free-to-play games (which typically include the sale of digital items), presents an opportunity for us to grow our User base by attracting new consumers that may not have pre-existing relationships with our larger competitors.

The Company plans to increase its marketing efforts and further refine and test various channels and partners to increase User acquisition and brand awareness in 2023 and beyond.

1 Please see the subsections entitled “Overview of the Company” and “Mining – Earning IRON” for more information about IRON.

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Sources of Revenue

Current Sources of Revenue

The Company currently generates revenue from two sources. The first source derives from the percentage of sales revenues that we receive (5%) from selling games to Users. The Company also receives 5% of the proceeds from the resale of games by Users. In some cases, however, these percentages may be different, depending on the particular arrangement with the Publisher.

The second source is revenue derived from User mining on NiceHash. In exchange for their mining activities, Users are credited by the Company with 85% of the IRON equivalent of the bitcoin awarded to the Company’s NiceHash account for Users’ mining activities. The Company retains the remaining 15%. The bitcoin received by the Company from NiceHash is either converted to USD through Coinbase, the Company’s custodian, at the end of each calendar month, or held as an asset on the Company’s balance sheet. The User can use IRON to purchase games. The Company can provide no assurance that it will be able to maintain revenue from User mining on NiceHash or develop this revenue to a significant level, especially since blockchain technology and the mining marketplace on NiceHash is likely to continue to develop and evolve.

Anticipated Revenue Sources

The Company is continually evaluating various methods to enable Users to earn IRON (such as BOINC, described in the “Mining – Earning IRON” subsection above). However, it cannot be certain that BOINC or other methods we are evaluating and may implement will be a source of revenue or significant source of revenue in the future, especially because the mining marketplace is new and evolving quickly.

The Company has not currently generated advertising revenue from the Robot Cache Platform but plans to do so in the future. Since we handle advertising through direct sale insertion orders and Publisher relationships, we will be charging industry-standard video “CPM” rates (i.e., the cost an advertiser pays for 1,000 “ad impressions,” which are counted whenever an advertisement is displayed). The industry-standard video CPM rate, as of the date of this Offering Circular, ranges between $18.00 and $30.00. We expect that as our User base grows, so will the Company’s opportunity to generate advertising revenues, which are typically at significantly higher margins than our revenue on video game sales. This anticipated advertising revenue source requires a significant User base and traffic to the Robot Cache website. The ultimate advertising revenue generated (if any) is subject to many other market factors that impact digital advertising and are beyond our control.

We believe the sources of revenue described above, current (video game sales) and anticipated (advertising revenue), if developed to a level that is, in our opinion, favorable, should enable us to offer competitive distribution fees to, and thereby benefit, Publishers. We believe a multi-source revenue strategy will enable the Company to diversify its risk by generating sources of revenue apart from video game sales and mining revenue. If the Company is not successful in developing multiple revenue sources, then the distribution fee we charge to Publishers may need to increase.

Operating Results

The following table summarizes changes in selected operating indicators of the Company for the respective periods presented:

Year ended December 31, 2022 compared with year ended December 31, 2021

	Year ended December 31, 2022	Year ended December 31, 2021
Revenues (software)	$1,642	$2,989
Revenues (mining)	$1,477	$790,804
Total operating expenses (General and administrative and sales and marketing)	4,582,377	2,661,609
Interest income (expense), net	-	(61,946)
Income tax expense	-	-
Net Income (Loss)	$(5,007,740)	$(2,187,679)
Foreign currency translation, gain (loss)	(3,314)	(836)
Unrealized gain (loss) on stock investments, held-for-sale	(175,759)	(371,976)
Total Comprehensive Income (Loss)	(5,251,500)	(2,560,491)
Earnings per share, basic	$(0.04)	$(0.02)
Earnings per share, diluted	$(0.04)	$(0.02)

Revenues

For the 2022 Fiscal Year, the Company generated $1,642 in revenues from game sales on the Robot Cache Platform and $1,477 in in revenues from mining, compared to $2,989 in revenues from game sales on the Robot Cache Platform and $790,804 in revenues from mining in the 2021 Fiscal Year.

Revenues from gaming customers continued to be minimal in the 2022 Fiscal Year as a result of our ongoing “open beta” testing phase and limited test launch in Latin America, Australia, and New Zealand (representing approximately 6% of the PC purchased games market), the continual refinement of the technology of the Robot Cache Platform to address customer feedback and testing various marketing strategies to optimize the companies KPIs. In addition, we did not allow any new Users outside such regions to open accounts, as we measured our KPIs in Latin America, Australia, and New Zealand only. The Company deployed no marketing efforts targeted at increasing revenue from customers outside the test regions mentioned above, which represent the vast majority (approximately 88%) of purchasers of PC games worldwide.

The Company’s revenue from mining decreased from the 2021 Fiscal Year to the 2022 Fiscal Year due to a modification of the Company’s partnership agreement with CasperLabs and a decline in the CSPR cryptocurrency market value. In September 2022, the Company modified its partnership agreement with CasperLabs concerning the Company’s role as a validator on the CASPER Blockchain Network, in return for the Company’s earning CSPR. Such modification reduced mining revenue to $1,477 worth of CSPR as node validating net revenue compared to 2021 revenue of $790,804. The reduction was due to a lower amount of CSPR the Company would receive pursuant to the modified partnership agreement, as well as a decline in the CSPR cryptocurrency market value from $0.114741 as of December 31, 2021 to $0.027605 as of December 31, 2022.

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Interest and Income Tax Expenses

In part, the funds raised by the Company in the 2021 Offering were used to eliminate the Company’s debt, thereby eliminating all interest expenses in 2022. No income tax expenses are currently due, because the Company has tax losses, with an accumulated loss carryforward of $20,191,144.

Selling, general and administrative expenses

Selling, general and administrative expenses for the 2022 Fiscal Year totaled $4,582,377, representing an increase of $1,920,768 (or 72.2%), as compared to $2,661,609 during the 2021 Fiscal Year. Payroll expenses represent 58.9%, and outside contractor expenses represent 12.6%. of general and administrative expenses. The Company hired additional engineers and contractors to further develop the Robot Cache Platform as well as a head of marketing, a store operations manager, and an account manager. In preparation for the global launch of the Robot Cache Platform sometime in 2023, the Company invested $560,000 in marketing and sales efforts for User acquisition, content and marketing-materials creation, brand advertising, industry conferences and free game entitlements. The remainder of the selling, general and administrative expenses were rent, supplies, internet and telecommunications, travel, etc.

Asset impairment charges

Cryptocurrency is evaluated each year and reported at the lower of cost or market, including the CSPR cryptocurrency earned from validation activity. The drop in the CSPR cryptocurrency market value from $0.114741 as of December 31, 2021 to $0.027605 as of December 31, 2022 resulted in a recognized but unrealized loss of $240,421 on cryptocurrency for the 2022 Fiscal Year.

Other income and expenses

The Company used funds raised in the 2021 Offering to pay off, in full, its then-outstanding loans from Roxy Friday, LLC (collectively, the “Roxy Friday Loan ”) before the end of 2021, resulting in no debt for the 2022 Fiscal Year and no interest expense. See Item 5 below (“Interest of Management and Other in Certain Transactions”).

The Company capitalizes development costs and then amortizes these costs over three years. It amortized $407,347 of its developed platform accounts in both 2022 and 2021.

The Company was granted $159,625 of forgiveness for the loan it received from the federal government in 2021 under the 2020 Paycheck Protection Program (PPP).

The Company’s foreign currency loss was $3,314 in 2022 compared to $836 in 2021.

The Company’s valuation of cryptocurrency on December 31, 2022 resulted in a recognized but unrealized loss of $240,423, including CSPR cryptocurrency earned from being a blockchain validator for CasperLabs cryptocurrency whose market value as of December 31, 2021 was $0.114741 compared to $0.027605 as of December 31, 2022. None of the Company’s cryptocurrency was converted to United States dollars ($) during either the 2022 Fiscal Year or the 2021 Fiscal Year.

The remaining other expenses totaled $21,018 in the 2022 Fiscal Year, compared to $954 in the 2021 Fiscal Year.

Income taxes

Income taxes for the 2022 Fiscal Year and for the 2021 Fiscal Year were $0.

Net loss

For the 2022 Fiscal Year, the Company had a net loss of $5,007,740, compared with a net loss of $2,560,491 for the 2021 Fiscal Year. This increase in net loss is primarily due to the higher administrative costs in increased personnel, marketing, and technology costs.

6 The CEO, Board Chairman, and sole owner of Roxy Friday, LLC is the Company’s co-founder and director, Frank Brian Fargo.

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Liquidity and Capital Resources

As of December 31, 2022, the Company had cash of $17,291,106. We reported a net loss of $5,007,740 during the 2022 Fiscal Year. The Company incurred a net loss of $2,560,491 during the 2021 Fiscal Year. The following table provides a summary of the Company’s net cash flows from its operating, investing, and financing activities.

Year ended December 31,	2022	2021
Net cash used in operating activities	$(6,919,438)	$(578,273)
Net cash provided by investing activities	(59,416)	(107,357)
Net cash provided by financing activities	3,917,330	21,036,674
Net increase (decrease) in cash	(3,061,524)	20,351,044
Cash, beginning of period	20,352,630	1,586
Cash, end of period	$17,291,106	$20,352,630

Sources of Liquidity

The Company funded operations primarily through the 2021 Offering, which raised net proceeds of $22,430,174. The Company used part of the proceeds of the 2021 Offering to pay off the Company’s loans of $1,393,500, resulting in the $21,036,674 from “financing activities” in the 2021 Fiscal Year and an additional $3,917,330 final settlement from the 2021 Offering in the 2022 Fiscal Year, reflected in the chart above.7 In the opinion of management, the Company’s current cash position of $17,291,106 on December 31, 2022 will enable it to cover current operations for the next 36 months and beyond, depending on the success of the Robot Cache Platform’s global launch in 2023. The funds raised from the 2021 Offering, other than those applied to retire the Roxy Friday Loan in 2022, will be used primarily for marketing, user acquisition and the acquisition of additional content, in each case to accelerate the Company’s growth.

Prepaid Expenses

The Company prepays game some Publishers’ royalties to include their games in the Robot Cache Platform. These prepaid royalties were $303,128 on December 31, 2022 compared to $174,807 on December 31, 2021. After the Robot Cache Platform launch, the prepaid royalties will be offset with the portion of the proceeds of selling the Publishers’ games. The Company may need to continue to offer prepaid royalties for the placement of Publishers’ games on the Robot Cache Platform. We expect these deposits to increase in the upcoming months and then begin to decrease as the Publishers’ games are sold on the Robot Cache Platform.

Other Current Assets

The Company’s other current assets totaled $1,142 in the 2022 Fiscal Year, compared to $535 for the 2021 Fiscal Year.

Net Cash Flow from Operating Activities

As noted above, cash used in operating activities was $6,919,438 for the 2022 Fiscal Year, compared to $578,273 for the 2021 Fiscal Year. Cash was consumed from the net loss of $5,519,168 for the 2022 Fiscal Year and $2,560,491 for the 2021 Fiscal Year.

Net Cash Flow from Investing Activities

Net use of cash from investing activities for the 2022 Fiscal Year was $59,416, the amount of the Company’s investment in development of the Robot Cache Platform. Net use of cash from investing activities for the 2021 Fiscal Year was $107,357.

Net Cash Flow from Financing Activities

Net cash provided by financing activities for the 2022 Fiscal Year was $3,917,330, representing the remainder of the proceeds of $22,430,174 from the 2021 Offering.

Operating and Capital Expenditure Requirements

Primarily as a consequence of the 2021 Offering, the Company began 2022 with $17,291,106 in cash and cash equivalents. After taking into account the net loss of $5,007,740 for the 2022 Fiscal Year, the Company nevertheless expects operations to be funded by that cash for at least 36 months and beyond, depending on the success of the Robot Cache Platform’s global launch in 2023.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires the Company to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty, because the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include long-term investments, the recoverability of long-lived assets, impairment analysis of intangible assets, and stock-based compensation.

Statements of the Company’s financial position, results of operations and cash flows are affected by the accounting policies the Company has adopted. In order to get a full understanding of the Company’s financial statements, one must have a clear understanding of the accounting policies employed. A summary of the Company’s critical accounting policies follows:

Long Term Investments

The Company accounts for its long-term investments, consisting of equity investments, at fair value with changes in fair value recognized in net income.

7 The broker-dealer for the 2021 Offering did not transfer the net proceeds of the offering to the Company until 2022. In 2021, such funds were accounted for on an accrual basis, and the Company’s audited financials for the 2022 Fiscal Year now reflect the transfer of those proceeds to the Company.

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Cryptocurrencies

Cryptocurrencies (including bitcoin (BTC) and Casper (CSPR)) are included in current assets in the accompanying consolidated balance sheets. Cryptocurrencies purchased are recorded at cost and cryptocurrencies awarded to the Company through its mining and validation activities are accounted for in connection with the Company’s revenue recognition policy disclosed below.

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but is instead assessed for impairment annually, or more frequently, when events or changes in circumstances occur, indicating that it is more likely than not that the indefinite-lived asset is impaired. An asset is impaired when its carrying amount exceeds its fair value, which, in the case of a cryptocurrency, is measured at any given time using the cryptocurrency’s quoted price at that time. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If that determination is negative, a quantitative impairment test is not necessary and is not performed. If, however, the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

In the accompanying consolidated statements of cash flows, purchases of cryptocurrencies by the Company are included within investing activities, while cryptocurrencies awarded to the Company through its mining validation activities are included within operating activities.

Realized gains or losses from the sale of cryptocurrencies are included in other income (expense) in the consolidated statements of operations. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

All cryptocurrencies owned by the Company are held by the Company’s custodian Coinbase. Since the Company no longer has plans to issue tokens or other digital assets, it does not anticipate holding cryptocurrency in the future, other than as a result of the mining pool activities described elsewhere.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value.

Recently issued and adopted accounting pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company’s financial statements. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a review to determine the consequences of the change to its financial statements and believes that proper controls are in place to ascertain that the Company’s financial statements properly reflect any material changes.

Off-Balance Sheet Arrangements

The Company does not currently have and has never had any off-balance sheet arrangements.

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Trends and Key Factors Affecting Our Performance

Investment in Long-Term Growth.

The core elements of the Company’s growth strategy include acquiring new customers, broadening distribution capabilities through strategic partnerships, extending customer lifetime value by continually delivering new games to our Users, and expanding our product offerings. The Company plans to continue to invest significant resources to accomplish these goals, and the Company anticipates that its operating expenses will continue to increase for the foreseeable future, particularly sales and marketing expenses. These investments are intended to contribute to long-term growth, but they may affect near-term profitability.

The Company’s future growth will continue to depend, in part, on attracting additional Users and increasing the ways in which we monetize them. The Company plans to increase its sales and marketing spending and seek to attract these Users. We expect to rely on User acquisition, strategic distribution partners, affinity networks and conference and speaking events for the Company’s growth.

Key Performance Indicators (“KPIs”)

With our current User base of approximately 82,928 registered accounts (as of June 23, 2023), we have been able to collect valuable KPIs such as “Average Revenue Per Paying User” (ARPPU), “Average Revenue Per User” (ARPU), “Average Revenue Per Miner” (ARPM), and other industry recognized KPIs. See below for our historical KPI data.

KPI	December 31, 2021		December 31, 2022
Cost per Acquisition	$0.50	(1)	$7.23	(2)
Average Revenue Per Paying User (ARPPU)	$15.03		$11.06	(3)
Average Revenue Per User (ARPU) (per month)	$1.07		$0.34	(4)
Average Revenue Per Miner (ARPM)	$3.06		$0.96	(5)

(1)	No material marketing activities directly related to acquiring Users in 2021. “Cost per Acquisition” (CPA) represents testing of free game giveaways.
(2)	We exited “open beta” and launched in Latin America, Australia, and New Zealand in July 2022. Higher CPA resulted from prior free game giveaway agreements, because we originally anticipated a global launch, rather than a smaller, regional launch.
(3)	The decline was due in part to exiting “open beta” in July 2022 and preventing new Users, other than in those in Latin America, Australia, and New Zealand, from creating accounts. We observed lower spending and mining revenues in these regions.
(4)	As noted above, the decline was due in part to exiting “open beta” in July 2022 and preventing new Users, other than those in Latin America, Australia, and New Zealand, from creating accounts. We observed lower spending and mining revenues in these regions.
(5)	ARPM declined in 2022 because of several factors, including (a) the decline in the price of ETH when the Ethereum blockchain switched to “proof of stake” in September 2022 and (b) the fact that the CPUs and GPUs of many Users who mined lacked sufficient computational power.

“Total Game Hours Played” for the 2022 Fiscal Year was 4,600.56 hours, compared to 3,318.93 hours for the 2021 Fiscal Year, a 38.6% increase.

●

Registered Users. As of June 23, 2023, we have 82,928 Users (“Registered Users”) who have created free registered accounts on the Robot Cache Platform). Because of the gamification aspects built into the Robot Cache Platform, we expect our User base to grow organically as more people become aware of the platform’s unique features and its offerings through the Company’s marketing efforts. We currently project having approximately 4,000,000 Registered Users one year after the date of our global launch, expected to take place sometime in 2023, 12,000,000 Registered Users two years after this launch, and 18,000,000 Registered Users three years after this launch. This projected growth is anticipated to be due primarily to our marketing efforts as well as working with our media and hardware partners to amplify our marketing efforts. The average conversion rate for first time “new user visits” to new accounts created for the 2022 Fiscal Year was 10.37%. In our modeling of future growth, we have assumed a User conversion rate of 10%.

Because of previous agreements for large one-time fees in the form of “free game giveaways” that had to be fulfilled before the end of 2022, our average cost for acquiring a single new User increased from $0.50 on June 30, 2022 (before our launch in Latin America, Australia, and New Zealand) to $14.46 as of December 31, 2022. Going forward, we intend to pay for games on a “per copy” basis, which should cost us on average $0.50 to $1.00 to acquire a User, instead of paying large one-time fees that are not as economically efficient as “global entitlement” agreements, which enable us to give away as many copies as we like for a one-time fee.

●

ARPPU and ARPU. With regard to revenues, our “Average Revenue Per Paying User” (ARPPU) for 2022 Fiscal Year is $11.06. Our “Average Revenue Per User” (ARPU) for the 2022 Fiscal Year is $0.34 per month. We anticipate both averages (ARPPU and ARPU) to increase as we formally announce our global launch, with the accompanying press. For the first six months of 2022, the Company was still in “open beta” and did not spend any marketing efforts to acquire Users.

As of December 31, 2022, our ARPPU declined to $0.34, caused by the launch of our platform in Latin America, Australia, and New Zealand (which represent approximately 6% of the global PC purchased games market). We exited “open beta” in July 2022 and prohibited new Users outside of these regions from creating accounts. In addition, partially because PC sales in those markets were less than expected, our ARPU declined. This decline in ARPU was also partially due to a decrease in the “revenue per miner,” because the PCs of many Users in those regions lacked the GPU specifications necessary to earn a meaningful quantity of IRON from the Users’ mining activity. As a result, many Users used only their CPUs, which earn Users much less IRON than a standard GPU. Consequently, Users decreased or stopped their mining activity because of the low earning power, thereby diluting ARPM (as defined below). As the PC sales market is primarily in the United States and Europe, we anticipate that the revenue numbers in those regions will be greater, because Users there have higher capacity GPUs and CPUs.

Another reason for the decline in our ARPU as of December 31, 2022 was the decline in Users validating transactions on the Ethereum blockchain via NiceHash. In September 2022, because Ethereum transitioned from a “proof of work” to a “proof of stake” model, Users began validating proof of work transactions on blockchains other than Ethereum (i.e., Ethereum Classic, Monero Research Lab, and Ravencoin). Because the validation of transactions on such other blockchains is not as profitable as their validation on Ethereum prior to the transition, the amount of bitcoin awarded to the Company decreased. Consequently, the Company’s ARPU also declined as the amount of bitcoin the Company retained from User mining activity decreased.

●

ARPM. We saw an “Average Revenue Per Miner” (ARPM) of $0.96 in the 2022 Fiscal Year. This is a decrease from the ARPM of $3.06 (over the 2021 Fiscal Year).

ARPM declined in 2022 because (a) our launch in Latin America, Australia, and New Zealand was limited and did not permit Users in other countries to create accounts on the Robot Cache Platform, (b) transaction validation activity on the Ethereum blockchain declined when Ethereum switched to a “proof of stake” model in September 2022, and (c) the CPUs and GPUs of Users in Latin America, Australia, and New Zealand had lower computational power than the CPUs and GPUs of Users in the United States and Europe regions, the primary locations of the PC purchased games market. We believe our lower ARPM in Latin America, Australia, and New Zealand (according to our observation and relative to our ARPM in the United States and Europe) is not indicative of what our ARPM will be once the Robot Cache Platform launches globally.

Because of the decrease in earning potential resulting from Ethereum’s switch from a “proof of work” to a “proof of stake” model, the “proof of work” blockchains that NiceHash currently makes available to Users for their mining activity are less profitable for Users. The Company is currently exploring and implementing other methods for Users to earn IRON, including BOINC, described in the “Mining – Earning IRON” subsection above. However, the Company can provide no assurance that Users will ever be able to profitably mine using their PCs or otherwise earn IRON.

Statistics on User accounts, paying Users, and miners for each quarterly period in the 2022 Fiscal Year are presented in the chart below.

Quarter	Number of User Accounts	Number of Paying Users	Number of Miners
End of March 31, 2022	50,898	84	1,053
End of June 30, 2022	51,040	510	6,784
End of September 30, 2022	70,726	-	-
End of December 31, 2022	77,189	1,482	7,396

For our 2022 Fiscal Year, we experienced an average conversion rate of 10.37% for new first-time visitors who create new registered accounts on the Robot Cache Platform. We anticipate this number to increase as we launch the Robot Cache Platform, especially in the United States and Europe, which represent a substantial portion of the PC purchased games market.

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ITEM 10.

DIRECTORS AND MANAGEMENT

Our directors, executive officers and other significant individuals, their positions and ages as of June 20, 2023, their terms of office, and their approximate hours of work per week are as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Lee Jacobson	Chief Executive Officer and Director	57	Began Jan. 16, 2018	N/A
Mark Caldwell	Chief Technology Officer	59	Began Jan. 16, 2018	N/A
Philippe Erwin	General Counsel and Executive Vice President of Business Development	55	Began April 1, 2018	N/A
Frank Brian Fargo	Director	60	Began Jan. 16, 2018	N/A
Keven Baxter	Director	63	Began Jan. 16, 2018	N/A

Executive Officers

Lee Jacobson, Chief Executive Officer. Lee is the Company’s Chief Executive Officer. He is an entertainment executive with over 25 years of experience in the video game industry and 16 years of experience managing digital distribution at some of the most well-known Publishers in the world. From 2017 to 2018, Lee was the Managing Director of Converge Direct, LLC, a digital advertising agency, where he managed all of the analytics and software development operations for its clients. Beginning in 2012, Lee was the Chief Executive Officer of Apmetrix Analytics Inc. until it liquidated its assets in 2019 in a Chapter 7 bankruptcy proceeding. From 2009 to 2012, Lee was a Senior Vice President, Licensing and Digital Publishing for Atari, where he was responsible for global licensing activities for all consumer products and interactive categories for the Atari brand and global publishing operations for the console and mobile business units. From 1998 to 2009, Lee was a Vice President, Business Development and Licensing, for Midway Games Inc., during which time he managed the worldwide licensing and business development functions. Prior to 1998, Lee was a Director of Business Development for Virgin Interactive Entertainment beginning in 1997. In December 2019, Lee formed, and became the Chief Executive Officer and a director of, a Delaware corporation named Digital World Acquisition Corp., which had the intention of serving as a special purpose acquisition company at some point after its formation. Lee resigned as CEO of Digital World Acquisition Corp. on May 21, 2021, and resigned from its board of directors on November 28, 2022.

Mark Caldwell, Chief Technology Officer. Mark is the Company’s Chief Technology Officer. He is an entrepreneur and veteran in the video game industry with over 25 years of experience in the industry, who has created and won awards for games on platforms from the Apple II to the Xbox 360. From 2017 to 2018, Mark was the Chief Technology Officer of Converge Direct, LLC, where he managed all of its analytics, information technology and data management infrastructure. Beginning in 2012, Mark was the co-founder and Chief Technology Officer of Apmetrix Analytics Inc. until it liquidated its assets in 2019 in a Chapter 7 bankruptcy proceeding. Mark simultaneously was the Chief Technology Officer of Anametrix, Inc. from 2013 to 2014. From 2011 to 2013, Mark was the Co-founder and Chief Executive Officer of Plaor, a social games publisher that offered entertain and social experience for gamers. From 2010 to 2011, Mark was a Vice President, Engineering, at Playdom and Disney Interactive Media Group, during which time he was responsible for a broad range of technology services. From 2005 to 2009, Mark was a Director of PC Development and Executive Producer for Midway Games Inc., responsible for all processes, testing plans and online distribution models for PC development and distribution to optimize hardware of PC vendors and all PC franchises, including, among others, Lord of the Rings Online, Unreal Tournament 3, Rise & Fall and Stranglehold. Before joining Midway Games Inc., Mark was the founder, Chief Executive Officer and President of Rapid Eye Entertainment, Inc. from 2001 to 2005, where he developed, planned and organized all facets of the business, including strategy, creative, budgets, production, development and business management. From 1996 to 2001, Mark was a Vice President, Development, for The 3DO Company, and before that, the Co-founder and Senior Vice President of New World Computing, Inc. beginning in 1986. He is a recipient of the Top Tech Exec Awards, San Diego, for 2015 and 2016, honoring him for being an outstanding information technology executive who works in San Diego, as nominated by his peers and clients.

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Philippe Erwin, General Counsel and Executive Vice President of Business Development. With a background in international and intellectual property law, Philippe has been working in the games industry for over 20 years in various roles, from corporate senior executive to entrepreneur. From 2014 to 2017, Philippe was founder and Chief Executive Officer of Relativity Studios, a media and games company developing highly successful and engaging interactive content for top brands such as Mattel and Crayola, generating over 20 million downloads for its partners on the App and Google Play stores. From 2011 to 2013, Philippe was co-founder and partner of QED Associates, an interactive entertainment consultancy working with top media companies, video game publishers, and filmmakers, including Warner Bros., Tencent, Atari, Wargaming, and Mad Max director George Miller, where he identified and secured over $50 million in investment and distribution deals for its partners. Prior to that, from 2007 to 2010, Philippe co-founded and was the CEO of independent video game developer, Collision Studios, where he managed the successful launch of over 20 titles across 10 different platforms (PC, Mac, Microsoft Xbox, Sony PlayStation, Nintendo Wii, and Apple/Google mobile), including the highly successful “300: March to Glory” video game which received a Sony’s Greatest Hits award. From 2002 to 2006, Philippe was Vice President of Interactive Entertainment at Warner Bros., where he was responsible for building and overseeing the studio’s video games publishing group, eventually resulting in $2B in sales from its key franchises such as Harry Potter, The Matrix, Batman, Justice League, Friends, and Cartoon Network. From 2000 to 2001 Philippe was Vice President of Business Affairs for the games group at Universal Studios (Bruce Lee, Spyro, Crash Bandicoot, etc.), where he handled a variety of legal matters including production and distribution deals, M&A, litigation, compliance issues and corporate matters. From 1996-1999, Philippe was Director of Business Development at Activision Blizzard, where he was responsible for the company’s ancillary business Shares, working with such franchises as Tony Hawk, Mechwarrior, Battlezone, and Activision classics. From 1992-1995, Philippe worked as an attorney at several large law firms in New York, Paris and Los Angeles, including Wilson Elser, Thomas & Associates and Loeb & Loeb, where he handled a variety of transactional and litigation work for Fortune 100 companies involving intellectual property, corporate, insurance, and international matters. Philippe is a member of the New York, Massachusetts, California, District of Columbia, Paris (France), London (UK) and U.S. Patent and Trademark Office (USPTO) bar associations.

Board of Directors

The board of directors of the Company (the “Board of Directors” or the “Board”) consists of the following two members in addition to Lee Jacobson:

Frank Brian Fargo is a co-founder of the Company and a member of the Board of Directors. He has over 30 years of experience in the software publishing industry. Brian founded inXile Entertainment, Inc. (“inXile”), a developer of entertainment software for all popular game video game systems, personal computers and wireless devices, in 2002 and helped inXile successfully fund the development of Wasteland 2 through a Kickstarter campaign that raised over $2.9 million. In 2019, Brian sold inXile to Microsoft Games Studios, though he continues to serve as inXile’s Studio Head. From 1983 to 2001, Brian was the founder and Chief Executive Officer of Interplay, a company that he took public in 1998.

Keven Baxter is a member of the Board of Directors. Keven has over 30 years of experience advising technology companies in licensing and transactional matters. From 2006 until his retirement from his legal practice in 2020, Keven was a Partner at Baxter Technology Law, Inc. where he specialized in technology and media licensing and business and commercial transactions. From 2003 to 2005, Keven was a Vice President, Legal, for Fair Isaac Corporation, which develops and markets scoring and analytic solutions to the financial, insurance, healthcare, telecommunications and other industries, where he managed the worldwide operational legal activity. From 1999 to 2002, Keven was the General Counsel and Vice President of Corporate Development for Buy.com, Inc. Keven was the General Counsel and Vice President of Corporate Affairs for Interplay Entertainment Corp. from 1995 to 1998. Prior to that time, Keven was a business and technology lawyer with the national law firm Brobeck, Phleger & Harrison. Mr. Baxter has been a licensed attorney in the State of California since 1988.

Recent Developments

As noted above, Lee Jacobson, Robot Cache’s CEO, was a nonmanagement director of Digital World Acquisition Corp. (“DWAC”) from May 21, 2021 until he voluntarily resigned on November 28, 2022. In public filings, DWAC disclosed that on June 13, 2022, DWAC and each member of its board of directors, including Mr. Jacobson, received a federal grand jury subpoena from the Southern District of New York seeking documents related to its business operations. DWAC and certain directors, including Mr. Jacobson, also received a related subpoena from the Securities and Exchange Commission on June 24, 2022. Mr. Jacobson is complying with the terms of the subpoenas. He has not been advised that he is a target of any governmental investigation.

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ITEM 11.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the annual compensation of each of the three highest paid persons who were executive officers or directors during the 2022 Fiscal Year.

Name	Capacities in which compensation was received	Cash compensation (2022)		Other compensation (2022)	Total compensation (2022)
Lee Jacobson	Chief Executive Officer	$309,166.71		$0.00	$309,166.71
Mark Caldwell	Chief Technology Officer	$297,916.71		$0.00	$297,916.71
Philippe Erwin	General Counsel	$52,500	*	$0.00	$52,500

*Compensation was paid to UPO Inc., Mr. Erwin’s employer.

ITEM 12.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the information concerning the number of outstanding shares of our Common Stock owned beneficially as of the date of this Offering Circular by (i) all Company executive officers and directors as a group, individually naming each director or executive officer who beneficially owns more than 10% of any class of the Company’s voting securities, and (ii) any other securityholder, if any, who beneficially owns more than 10% of our Common Stock. All shares shown in the table as beneficially owned are owned directly by the named beneficial owner(s). The Company has no other class of voting securities.

Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the shares of Common Stock they own.

Name and address of beneficial owner	Amount of beneficial ownership	Amount of beneficial ownership acquirable	Percent of class
Directors and executive officers as a group	68,210,343	0	35.31%
Frank Brian Fargo(1)	44,372,223	0	22.97%

(1)	1735 Flight Way, Suite 400, Tustin, CA 92782

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Changes in Control

There are no present arrangements or pledges of any of our securities, equity or debt, that may result in a change in our control.

Legal and Disciplinary History of Our Executive Officers and Directors

Lee Jacobson was previously the Chief Executive Officer and Mark Caldwell the Chief Technology Officer of Apmetrix, Inc., a Delaware corporation. Apmetrix, Inc. was an enterprise data management company that had a dispute with its licensor over the adequacy of the technology being licensed and the corresponding royalty payments, ultimately filing a bankruptcy petition that began on December 15, 2016 and terminated on December 13, 2019.

With the exception of the above disclosure, during the last five years, (i) no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against any Company executive officer or director, or any person nominated to become a Company director, nor has any receiver, fiscal agent or similar officer been appointed by a court for (a) the business or property of such person, (b) any partnership in which he was general partner at or within two years before the time of such filing, or (c) any corporation or business association of which he was an executive officer at or within two years before the time of such filing and (ii) neither any Company executive officer or director, nor any person nominated to become a Company director: (a) has been convicted in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding, in each case, traffic violations and minor offenses); (b) has been the subject of an entry of an order, judgment, or decree, not subsequently reversed, suspended, or vacated, by a court of competent jurisdiction, that permanently enjoined, barred, suspended, or otherwise, his involvement in any type of business, securities, commodities, or banking activities; (c) the subject of a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission or a state securities regulator of a violation of U.S. federal or state securities or commodities trading laws, which finding or judgment has not been reversed, suspended or vacated; (d) the subject of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limit his/their involvement in any type of business or securities activities; or (e) a disqualified person under Rule 262, Rule 505(b)(2)(iii), and Rule 506(d)(2)(ii) under the Securities Act.

ITEM 13.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

Neither the Company nor its subsidiary Robot Cache S.L. has been, at any time after December 31, 2020, and neither of them is currently proposed to be, a participant in any transaction or currently proposed transaction in which (i) any RC Related Person, other than Frank Brian Fargo (see the following paragraph), had or is to have a direct or indirect material interest (other than their Company compensation, which is described under “Compensation of Directors and Executive Officers”) and (ii) the amount involved in the transaction exceeded or will exceed the lesser of (1) $120,000 and (2) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years. For purposes of the preceding sentence, an “RC Related Person” is (A) any director or executive officer of the Company, (B) any nominee for election as a director of the Company, (C) any person who beneficially owns more than 10% of any class of the Company’s voting securities, (D) any promoter of the Company or (E) any immediate family member of any person specified in clause (A), (B), (C) or (D).

Starting in 2019, Roxy Friday, LLC, an entity whose CEO, board chairman, and controlling ownership interest holder is the Company’s co-founder and director, Frank Brian Fargo, made a series of loans to the Company, which paid off all such loans in full – totaling $1,549,400.00 in principal, together with $127,372.57 in interest – before the end of 2021. Mr. Fargo may be deemed to have held an indirect material interest in the loan transactions.

Any future transactions between either the Company or Robot Cache S.L., on the one hand, and an RC Related Person, on the other hand, will be entered into on terms that are commercially reasonable or otherwise no less favorable to the Company than those that can be obtained from any third party other than an RC Related Person.

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ITEM 14.

SECURITIES BEING OFFERED

General

The following description summarizes important terms of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation (as amended, restated, amended and restated, or otherwise modified prior to the date of this Offering Circular, the “Certificate of Incorporation”) and our bylaws, which have been filed as exhibits to the Amended Offering Statement. For more detailed information, please refer to these exhibits.

As of the date of this Offering Circular, the Company’s authorized capital stock consists of 250,000,000 shares of Common Stock, of which 193,556,982 Shares are issued and outstanding. As of the date of this Offering Circular, preferred stock is not authorized under the Certificate of Incorporation (and, consequently, no preferred stock is issued or outstanding).

We have not undergone a stock split; paid either a cash dividend or a stock dividend; effected a recapitalization of our securities; entered into a merger; acquired any material asset, partnership or corporation; effected a spin-off; or performed a reorganization from the date of our formation. With the exception of the contemplated acquisition of material assets, as described in this Offering Circular, no such acts or activities are being contemplated for the future.

This Offering relates to the offer and sale of up to 25,000,000 Shares, as described below.

Shares

The number of Shares subject to this Offering is 27,500,000, consisting of (i) up to 25,000,000 Shares that we are offering for sale to investors, at a fixed price of $1.00 per Share, and (ii) up to 2,500,000 Bonus Shares. The minimum purchase per investor is $1,000.00 (1,000 Shares). Additional purchases may be made in multiples of $500.00 (500 Shares). No investor will be entitled to a fractional Share.

Common Stock

Voting Rights. The holders of the Common Stock are entitled to one vote for each Share held of record on all matters submitted to a vote of the stockholders. Under the Certificate of Incorporation and our bylaws, any corporate action to be taken by vote of stockholders other than for election of directors is authorized by the affirmative vote of a majority of the votes cast. Directors are generally elected by a plurality of stockholder votes, except that vacancies on the board may also be filled by the affirmative vote of a majority of the remaining directors (even if less than a quorum). Stockholders do not have cumulative voting rights.

Dividend Rights. Holders of Common Stock are entitled to receive, ratably, those dividends, if any, that may be declared from time to time by the Board out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Common Stock would be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Other Rights. Holders of Common Stock have no preemptive, conversion or subscription rights, nor do any redemption or sinking fund provisions apply to the Common Stock. The rights, preferences and privileges of the holders of Common Stock would be subject to, and could be adversely affected by, the rights of the holders of shares of any future class or series of preferred stock.

37

Shares Eligible for Future Sale

As of the date of this Offering Circular, our Common Stock has no public market. Although we are considering whether to apply to list – on a stock exchange or other trading platform – the Shares sold in this Offering, our Common Stock is not currently traded on any exchange or on the over-the-counter market, and we can provide no assurance that it will ever be quoted on a stock exchange or a quotation service. We cannot predict the effect, if any, that market sales of Shares, or the availability of Shares for sale, will have on their prevailing market price from time to time. Nevertheless, sales of substantial amounts of our Common Stock, including the issuance of Shares upon the exercise of outstanding options or warrants, or the perception that these sales or issuances could occur in the public market after this Offering concludes, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

If all Shares are sold, at least 218,139,318 Shares will be outstanding, together with an indeterminate number of Bonus Shares. The aforementioned number of Shares expected to be outstanding upon completion of this Offering assumes:

●	the sale of 25,000,000 Shares, the maximum number offered for sale during the Offering Period; and

●	the issuance of no Bonus Shares.

Any Shares issued upon the exercise of the existing Warrants would be “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”). In general, under Rule 144 (as in effect on the date of this Offering Circular), any investor (i) that, for purposes of the Securities Act, is not deemed to have been a Company “affiliate” at any time during the period of ninety (90) days preceding a sale of Shares issued to that investor upon exercise of the investor’s Warrants and (ii) that beneficially owns those Shares for at least six (6) months after the Warrants’ exercise may sell those Shares without restriction, subject to the Company’s compliance with Rule 144’s public information requirements. In addition, a non-affiliate investor that has held, for at least one (1) year, the Shares that are issued upon exercise of the Warrants, may sell those Shares without complying with Rule 144’s other requirements. As of the date of this Offering Circular, no Warrants have been exercised.

Rule 701 Inapplicable

In general, under Rule 701 under the Securities Act, any of our non-affiliate employees, directors, consultants, or advisors who purchased Shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701 would be eligible to resell those Shares, in reliance on Rule 144, ninety (90) days after the Company become subject to the periodic reporting requirements of the Exchange Act, but without compliance with Rule 144’s various conditions, including compliance with specified holding periods. In 2022, the Company adopted, and its stockholders approved, an equity incentive plan (see Item 4 above titled “Dilution”).

Lock-up and Market Stand-Off Agreements

Pursuant to the terms of the Posting Agreement attached as Exhibit 1.1 to this Offering Circular, StartEngine Primary has agreed that the securities issued to its previously referenced two percent (2%) commission in this Offering are subject to a lock-up covenant of 180 days immediately following the date of qualification or commencement of sales pursuant to this Offering. Other than as disclosed in the immediately preceding sentence, there are no lock-up or market stand-off agreements currently in effect with respect to the Common Stock.

38

Litigation Forum

Article 10 of the Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for certain litigation, including any derivative action or proceeding brought on behalf of the Company. This provision is limited by Section 27 of the Exchange Act, which creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act, which creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Trading Suspensions; Administrative Actions

Neither the Company nor its officers or directors are, and at no time have any of them been, subject to any trading suspension order or any other type of administrative action or order issued by the Commission or FINRA.

LEGAL MATTERS

Certain legal matters with respect to the Shares will be passed upon by the law firm of Ross Law Group, PLLC, New York, New York.

EXPERTS

The Company’s financial statements for the fiscal years ended December 31, 2022 and December 31, 2021 included in this Offering Circular have been audited by IndigoSpire CPA Group, LLC, an independent registered public accounting firm, as stated in its report appearing herein. The financial statements have been included in reliance upon that firm’s report on its authority as an expert in accounting and auditing.

39

ROBOT CACHE US INC.

(a Delaware corporation)

Financial Statements and Audit Report

For the calendar years ended December 31, 2022 and 2021

F-1

INDEPENDENT AUDITOR’S REPORT

February 21, 2023

To:	Board of Directors, ROBOT CACHE US INC.
Attn: Lee Jacobson
Re:	2022-2021 Financial Statement Audit

We have audited the accompanying consolidated financial statements of ROBOT CACHE US INC. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, shareholder equity, and cash flows for the calendar year periods ended December 31, 2022 and 2021, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations, shareholder equity and its cash flows for the calendar year periods ended December 31, 2022 and 2021 thus ended in accordance with accounting principles generally accepted in the United States of America.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

February 21, 2023

F-2

ROBOT CACHE US INC.

BALANCE SHEET

As of December 31, 2022 and 2021

See Independent Auditor’s Report and Notes to the Financial Statements

	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$17,291,106	$20,352,630
Deposits	0	7,552
Prepaid expenses	303,128	174,807
Other current assets	1,142	535
Total current assets	17,595,376	20,535,524

Cryptocurrency, net, available for sale	325,587	543,667
Investment in less-than-20%-owned entity	100,000	100,000
Capitalized platform development costs, net of amortization	163,082	511,013
Security deposit	34,610	0
Total Assets	18,218,654	21,690,204

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	45,905	134,978
Accrued expenses	0	2,129,780
Other current liabilities	177,682	96,205
Total Current Liabilities	223,587	2,360,962

Total Liabilities	223,587	2,360,962

SHAREHOLDERS’ EQUITY

Common Stock	193,556	193,091
Stock subscription receivable	0	(2,029,961)
Additional paid-in capital	39,698,826	37,811,922
Retained earnings	(21,897,315)	(16,645,810)
Total Shareholders’ Equity	17,995,067	19,329,242

Total Liabilities and Shareholders’ Equity	$18,218,654	$21,690,204

F-3

ROBOT CACHE US INC.

STATEMENT OF OPERATIONS

For Years Ended December 31, 2022 and 2021

See Independent Auditor’s Report and Notes to the Financial Statements

	2022	2021

Revenues – software	$1,642	$2,989

Revenues - mining	1,477	790,804
Cost of revenues – mining	1,258	9,241
Gross profit – mining	219	781,563

Operating expenses
General and administrative	3,501,328	2,300,984
Sales and marketing	1,081,049	360,625
Total operating expenses	4,582,377	2,661,609

Net Operating Income (Loss)	(4,580,516)	(1,877,057)

Interest income (expense), net	1,141	(61,946)
Amortization of platform costs	(407,347)	(407,347)
PPP loan forgiveness and other income	0	159,625
Other expenses	(21,018)	(954)

Tax provision (benefit)	0	0

Net Income (Loss)	$(5,007,740)	$(2,187,679)

Foreign currency translation gain (loss)	(3,314)	(836)
Unrealized gain (loss) on investments, available-for-sale	(240,451)	(371,976)

Total Comprehensive Income (Loss)	$(5,251,505)	$(2,560,491)

Earnings per share, basic	$(0.04)	$(0.02)
Earnings per share, diluted	$(0.04)	$(0.02)

F-4

ROBOT CACHE US INC.

STATEMENT OF SHAREHOLDER EQUITY/DEFICIT

For Years Ended December 31, 2022 and 2021

See Independent Auditor’s Report and Notes to the Financial Statements

	Common Stock		Stock Subscription	Additional Paid-In	Retained	Total Shareholder
	# of shares	$	Receivable	Capital	Earnings	Equity
Balance as of January 1, 2021	95,691,218	$95,691	$0	$11,754,099	$(14,085,319)	$(2,235,529)
Conversion of SAFTs to common shares and issuance of stock in securities offering, net of issuance costs	97,400,640	97,400	(2,029,961)	26,057,823		24,125,262
Net income (loss)					(2,560,491)	(2,560,491)
Balance as of December 31, 2021	193,091,860	$193,091	$(2,029,961)	$37,811,922	$(16,645,810)	$19,329,242
Capital raising, net of issuance costs			2,029,961	1,887,369		3,917,330
Shares issued to advisors	465,122	465		(465)		0
Net income (loss)					(5,251,575)	(5,251,575)
Balance as of December 31, 2022	193,556,982	$193,556	$0	$39,698,826	$(21,897,315)	$17,995,067

F-5

ROBOT CACHE US INC.

STATEMENT OF CASH FLOWS

For Year Ended December 31, 2022 and 2021

See Independent Auditor’s Report and Notes to the Financial Statements

	2022	2021
Operating Activities
Comprehensive Net Income (Loss)	$(5,251,575)	$(2,560,491)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Unrealized (gain) loss on investments	218,152	371,976
Income received in non-cash form	0	(783,013)
Amortization of platform costs	407,347	407,347
Changes in operating asset and liabilities:
(Increase) Decrease in deposits	7,552	8,144
(Increase) Decrease in prepaid expenses	(128,321)	(59,984)
(Increase) Decrease in other current assets	(607)	(535)
(Increase) Decrease in deposits	(34,610)	0
Increase (Decrease) in accounts payable	(89,073)	5,260
Increase (Decrease) in accrued expenses	(2,129,780)	2,119,980
Increase (Decrease) in other current liabilities	81,477	(86,957)
Net cash used in operating activities	(6,919,438)	(578,273)

Investing Activities
Proceeds received from sale of cryptocurrency, net	0	0
Costs of platform development	(59,416)	(107,357)
Net change in cash used in investing activities	(59,416)	(107,357)

Financing Activities
Proceeds (repayment) from notes payable	0	(1,393,500)
Proceeds from issuance shares, collection of subscriptions, net of offering costs	3,917,330	22,430,174
Net change in cash from financing activities	3,917,330	21,036,674

Net change in cash and cash equivalents	(3,061,524)	20,351,044

Cash and cash equivalents at beginning of period	20,352,630	1,586
Cash and cash equivalents at end of period	$17,291,106	$20,352,630

Cash paid for interest	$0	$0
Cash paid for income taxes	$0	$0

F-6

ROBOT CACHE US INC.

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report

For Years Ending December 31, 2022 and 2021

NOTE 1 – NATURE OF OPERATIONS

ROBOT CACHE US INC. (which may be referred to as the “Company”, “we,” “us,” or “our”) was incorporated in Delaware on January 16, 2018 (“Inception”). The Company is developing a platform for the development and distribution of digital games. The Company is headquartered in San Diego, California.

Since Inception, the Company has been in a development stage and has relied on securing loans and funding from founders and investors. As of December 31, 2021, the Company had completed a securities offering and funds its operations with the proceeds from such funding and the receipt of funds from revenue producing activities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2022 and 2021, the Company had $17,291,106 and $20,352,630 of cash on hand, respectively.

F-7

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to seven years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2021, the Company did not have any material fixed assets and there was no impairment or depreciation.

Capitalized Development Costs

Developed costs are capitalized at cost. Expenditures for renewals and improvements or continued development (including payroll) are capitalized. Once commercial feasibility is procured, the balance of capitalized development costs will be amortized over three years.

The Company reviews the carrying value of capitalized development costs for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. As of December 31, 2022 the Company had capitalized $1,385,122 of development costs. In 2022, the Company amortized $407,347 of those platform costs and has amortized a total of $1,222,040 in total.

Offering Costs

The Company complies with the requirements of ASC 340-10. The Offering Costs of the Company consist solely of legal and other fees incurred in connection with the capital raising efforts of the Company. Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to members’ equity or expensed depending on whether the offering is successful or not successful, respectively. In 2021, the Company conducted and closed a successful campaign to raise equity. It incurred $242,411 of costs (i) for funds received in 2022 from the 2021 campaign and (ii) in connection with its efforts to commence a new equity-raising campaign in 2022.

F-8

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

Sales Income - During 2019, the company adapted the provision of ASU 214-09 Revenue from Contracts with Customers (“ASC 606”).

ASC 606 provides a five-step model for recognizing revenue from contracts:

●	Identify the contract with the customer
●	Identify the performance obligations within the contract
●	Determine the transaction price
●	Allocate the transaction price to the performance obligations
●	Recognize revenue when (or as) the performance obligations are satisfied

The Company’s primary source of revenue is the digital distribution of the video games hosted on the platform. The Company has only just begun to recognize revenue.

F-9

Separately, the Company earns some revenue by provide resources to the CSPR blockchain network. The Company is awarded CSPR tokens for rendering these services. The Company records this revenue at the time and market value the tokens are awarded to the Company. Any fluctuation in the value of the CSPR tokens after receipt is noted in comprehensive income as unrealized gain or loss from investments available-for-sale.

Accounts Receivable

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. As of December 31, 2022, the Company had no material balances of accounts receivable.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Cryptocurrency and Stock Assets

The Company has cryptocurrency investments and marketable and non-marketable stock investments.

In 2022 and 2021, the Company acquired CSPR and BTC. As of December 31, 2022, the Company’s marked-to-market values for the CSPR and BTC were $323,024 and $2,563, respectively, representing declines from December 31, 2021 marked-to-market values of $538,753 for CSPR and $4,915 for BTC.

In 2018, the Company received $3,000,000 of stock in THC Therapeutics Inc. (OTC: THCT) in connection with the Company’s issuance of Simple Agreements for Future Tokens (all of which have since converted to common stock). THCT is traded on OTC Pink. On December 31, 2022, the THCT was valued at $31,978, a decline from its December 31, 2021, value of $43,360. The THCT investment is no longer on the balance sheet due to its fair value under the GAAP framework in early 2021 when the total stock holdings was valued at less than $1,500.

In 2019, the Company invested $100,000 in Fig Publishing, Inc. (“Fig”), a private company involved in the video game industry. The Company accounts for this investment using the equity method and does not consolidate the operations and financial statements of Fig with the Company’s. The Company’s balance sheet shows the investment in Fig at cost because the Company is unable to obtain a current valuation.

Advertising

The Company expenses advertising costs as they are incurred. In the case of a single vendor, the production cost was recorded as a prepaid expense over a six-month period with one month of expense remaining of $3,749 as of December 31, 2022.

Recent Accounting Pronouncements

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

F-10

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – INCOME TAX PROVISION

The Company is treated as a C corporation for US federal tax purposes. The Company has filed its corporate income tax return for the period ended December 31, 2021 and 2020. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date they are filed. The Company incurred a loss during the period from Inception through December 31, 2022 and the deferred tax asset from such losses have been fully valued based on the uncertainty of their future use and value. The Company has or will soon file its 2022 tax returns.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company compensates its founder and management team for services rendered to the Company. In the year ended 2022, the Company paid cash compensation to Lee Jacobson and Mark Caldwell, who collectively own a combined 12.38 percent of the outstanding shares of the Company.

Because these transactions are among related parties, it cannot be guaranteed that this level of compensation or sales prices are commensurate with market rates for the goods and services rendered.

NOTE 5 – DEBT

The Company has retired all of its obligations during periods predating the years considered in these financial statements.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases corporate office space under a monthly sublease arrangement. The monthly commitment of the Company under the sublease arrangement is $13,745 per month.

F-11

Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 7 – EQUITY

The Company has a single class of stock (common stock), of which 250,000,000 shares are authorized for issuance under the Company’s certificate of incorporation. In addition to the shares issued to founders and other management and SAFT holders in the conversion described in Note 2, the Company in 2021 issued approximately 48,150,990 “units” at a price of $0.606 per unit (each unit consisting of (i) two shares of its common stock and (ii) a warrant to purchase one share of its common stock for $1.00) in a securities offering intended to be exempt from registration under Regulation A. The Company has 193,556,982 shares issued and outstanding.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2018 and has incurred losses since inception; however, the Company has raised sufficient funds to remain a going concern for at least the next 12 months.

NOTE 9 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through February 21, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-12

Items 16/17

Index to Exhibits/Description of Exhibits

Exhibit Number	Description

1.1	Posting Agreement with StartEngine Primary LLC*
2.2	Certificate of Incorporation**
2.3	Certificate of Amendment (filed August 26, 2019) to Certificate of Incorporation*
2.4	Bylaws*
4.1	Form of Subscription Agreement*
6.1	Software License Agreement with Dead Mage, Inc.**
6.2	Digital Dragon Games Inc. Development Agreement**
6.3	Consulting Agreement (Philippe Erwin)**
6.4	Development Agreement with Moonify S.A.R.L.**
6.5	Patent Assignment (Mark Phillip Caldwell)**
6.6	Armor Games Share Purchase Agreement**
6.7	Advisor Agreement with Brian Robertson**
6.8	Platform Services Agreement with Republic Core LLC*
6.9	2022 Equity Incentive Plan*
6.10	Services Agreement with StartEngine CrowdFunding, Inc.*
6.11	Technology Standard License Agreement with DACS Laboratories GmbH*
6.12	Agreement with Advanced Micro Devices, Inc.*
6.13	Agreement with LedgerZ Holdings with respect to Chinese developer community*
6.14	Real property lease with San Diego UTC Holdings LLC*
6.15	Real property sublease with Biora Therapeutics*
6.16	Loan Agreement with StartEngine Primary LLC*
6.17	Professional Services Agreement with William Mikula***
6.18	Memorandum of Understanding with CasperLabs Holdings AG****
6.19	Master Services Agreement with Carlton One Engagement Corporation*****
8.2	Escrow Agreement with The Bryn Mawr Trust Company of Delaware*
11.1	Consent of IndigoSpire CPA Group, LLC
12.1	Legal Opinion of Ross Law Group, PLLC*****

* Previously filed as an exhibit to the Robot Cache US Inc. Regulation A Offering Statement on Form 1-A dated September 29, 2022 (Commission File No. 024-11954) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1832460/000149315222027180/0001493152-22-027180-index.htm.

** Previously filed as an exhibit to the Robot Cache US Inc. Regulation A Offering Statement on Form 1-A dated March 31, 2021 (Commission File No. 024-11431) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1832460/000149315221007366/0001493152-21-007366-index.htm.

*** Previously filed as an exhibit to Robot Cache US Inc. Post-Qualification Amendment No. 1 dated December 6, 2022 (Commission File No. 024-11954 and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1832460/000149315222034620/0001493152-22-034620-index.htm.

**** Previously filed as an exhibit to Robot Cache US Inc. Form 1-K dated May 2, 2022 (Commission File No. 24R-00481) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1832460/000149315222011840/0001493152-22-011840-index.htm.

***** Previously filed as an exhibit to Robot Cache US Inc. Post-Qualification Amendment No. 4 dated April 17, 2023 (Commission File No. 024-11431 and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1832460/000149315223012591/0001493152-23-012591-index.htm.

40

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 23, 2023.

ROBOT CACHE US INC.

By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	CEO (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following persons in the capacities and on the dates indicated.

/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	CEO and Director (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)
Date:	June 23, 2023

/s/ Keven Baxter
Name:	Keven Baxter
Title:	Director
Date:	June 23, 2023

/s/ Frank Brian Fargo
Name:	Frank Brian Fargo
Title:	Director
Date:	June 23, 2023

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